UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )
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CARDTRONICS, INC.

(Name of Registrant as Specified in its Charter)

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CARDTRONICS, INC.
3110 HAYES ROAD, SUITE 300
HOUSTON, TEXAS 77082

May 5, 2008

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders to be held at 4:00 p.m., on June 11, 2008, at the Marriott Westchase Hotel, located at 2900 Briarpark Drive, Houston, Texas 77042.

At the annual meeting, you will be asked to consider and vote upon (i) the re-election of Robert B. Barone and Jorge M. Diaz as Class I directors and (ii) the ratification of the Audit Committee’s selection of KPMG LLP as the independent public accounting firm of the Company for the fiscal year ending December 31, 2008. Our board of directors has determined that the election of these directors and ratification of KPMG LLP as our independent registered public accounting firm are in the best interests of our stockholders, and our board of directors recommends that you vote FOR both of these measures.

Details regarding the matters to be acted upon at the annual meeting appear in the accompanying proxy statement. Please give this material your careful attention.

Whether or not you are able to attend the annual meeting, it is important that your shares be represented and voted. Accordingly, be sure to complete, sign and date the enclosed proxy card and mail it in the envelope provided as soon as possible so that your shares may be represented at the meeting and voted in accordance with your wishes. If you do attend the annual meeting, you may vote in person even if you have previously returned your proxy card.

On behalf of our board of directors and management, thank you for your continued support of Cardtronics, Inc.

Very truly yours,

Fred Lummis	Jack M. Antonini
Chairman	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

May 5, 2008

Dear Stockholder:

Notice is hereby given that the 2008 Annual Meeting of Stockholders of Cardtronics, Inc., a Delaware corporation, will be held on June 11, 2008, at 4:00 p.m., central time, at the Marriott Westchase Hotel, 2900 Briarpark Drive, Houston, Texas 77042. At the Annual Meeting, stockholders will be asked to:

1. Elect two Class I directors to the Board of Directors to serve until the 2011 Annual Meeting of Stockholders;

2. Ratify the Audit Committee’s selection of KPMG LLP as the independent registered public accounting firm of Cardtronics, Inc. for the fiscal year ending December 31, 2008; and

3. Transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on April 18, 2008 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders will be available commencing May 28, 2008 and may be inspected at our offices during normal business hours prior to the Annual Meeting. The list of stockholders will also be available for review at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

These materials include the formal notice of the meeting, proxy statement, and financial statements. The proxy statement tells you about the agenda and related matters for the meeting. It also describes how the Board of Directors operates, gives information about its director candidates, and provides information about the other items of business to be conducted at the meeting.

Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

Sincerely,

Michael E. Keller
General Counsel and Secretary

PROXY STATEMENT

i

CARDTRONICS, INC.
3110 Hayes Road, Suite 300
Houston, Texas 77082

PROXY STATEMENT

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (“Board”) of Cardtronics, Inc. for use at our 2008 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held on June 11, 2008, at 4:00 p.m., central time, at the Marriott Westchase Hotel, 2900 Briarpark Drive, Houston, Texas 77042.

The Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 are being mailed to stockholders beginning on or about May 1, 2008.

ABOUT THE ANNUAL MEETING

What is the purpose of the 2008 Annual Meeting of Stockholders?

At the Annual Meeting, our stockholders will be asked to (1) elect two directors to serve until the 2011 Annual Meeting of Stockholders and until their successors are duly elected, (2) ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and (3) transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock as of April 18, 2008. We refer to this date as the “record date.”

This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this proxy statement carefully.

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Your Board has appointed J. Chris Brewster and Michael E. Keller (the “Proxy Holders”) to serve as proxies for the Annual Meeting. If you are a stockholder of record (as discussed in more detail below), your shares will be voted by the Proxy Holders in accordance with the instructions on the proxy card you submit by mail. If you do not provide instructions on the proxy card, the Proxy Holders will vote in accordance with the recommendations of the Board. See “What are the recommendations of the Board?” for additional information.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then you own our common stock through multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered a “stockholder of record” with respect to those shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.

•	Street Name Stockholder. If your shares are held in a stock brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” with respect to those shares and these proxy materials are being forwarded to you by that custodian. As summarized below, there are distinctions between shares held of record and those held beneficially.

How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held. A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date. As of the record date, there were 38,572,207 shares of our common stock outstanding. Consequently, the presence of the holders of at least 19,286,104 shares of common stock, in person or by proxy, is required to establish a quorum for the Annual Meeting.

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.

How do I vote my shares?

•	Stockholder of Record. Shares held directly in your name as the stockholder of record can be voted in person at the Annual Meeting or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

•	Street Name Stockholder. If you hold your shares in “street name” (for example, at your brokerage account), please follow the instructions provided by your bank, broker or other holder of record (the record holder). Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and proof of identification.

What are the recommendations of the Board?

Our Board recommends that you vote:

•	FOR the election of the two nominated Class I directors; and

•	FOR the proposal to ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Can I change my vote after I return my proxy card?

Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by (1) submitting a written a notice of revocation to our Secretary, Michael E. Keller, by mail to Cardtronics, Inc., 3110 Hayes Road, Suite 300, Houston, Texas 77082 or by facsimile at (281) 892-0102, (2) mailing in a new proxy card bearing a later date or (3) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

If you are a “street name” stockholder, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

Could other matters be decided at the Annual Meeting?

At the time this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.

What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this proxy statement?

Abstentions and Broker Non-votes.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares if they do not receive timely instructions from the beneficial owners. For Proposal Nos. 1 and 2, to be voted on at the Annual Meeting, brokers will have discretionary authority in the absence of timely instructions from the beneficial owners. The effect of abstentions and broker non-votes on each proposal is set forth in more detail under “Other Items” below.

Election of Directors.  A plurality of the votes cast is required for the election of directors. This means that the two director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be elected to our Board. You may vote “FOR” or “WITHHOLD AUTHORITY” for each director nominee. If you “WITHHOLD AUTHORITY,” your votes will be counted for purposes of determining the presence or absence of a quorum, but will have no legal effect on the election of directors under Delaware law.

Other Items.  For each other item properly presented for a vote, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” on our proposal to ratify the selection of our independent registered public accounting firm. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. All shares are entitled to vote on this proposal. Therefore, broker non-votes, if any, will have the effect of a negative vote on this proposal.

Who is participating in this proxy solicitation and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

We have retained Wells Fargo Shareowner Services to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay Wells Fargo Shareowner Services a fee of approximately $2,200 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy materials to the beneficial owners of our common stock.

May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Corporate Governance — Director Selection and Nomination Process” and “Proposals for the 2009 Annual Meeting of Stockholders” for more details.

What is “householding” and how does it affect me?

The Securities and Exchange Commission (“SEC”) has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” permits us to send a single annual report and/or a single proxy statement to any household at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts. In each case, the stockholder(s) must consent to the householding process. Under the householding procedure, each stockholder continues to receive a separate notice of any meeting of stockholders and proxy card. Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses. We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many banks, brokers and other holders of record have instituted householding. If you or your family has one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker or other holder of record in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our annual report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Secretary, Michael E. Keller, at 3110 Hayes Road, Suite 300, Houston, Texas 77082 or by telephone at (281) 596-9988.

Where may I obtain additional information about Cardtronics, Inc.?

We refer you to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 31, 2008. Our Annual Report on Form 10-K, including financial statements, is also included with your proxy mailing. Our Annual Report on Form 10-K is not part of the proxy solicitation material. You may also find information about us on our website at www.cardtronics.com.

IF YOU WOULD LIKE TO RECEIVE ADDITIONAL INFORMATION ABOUT CARDTRONICS, INC., PLEASE CONTACT OUR SECRETARY, MICHAEL E. KELLER, AT 3110 HAYES ROAD, SUITE 300, HOUSTON, TEXAS 77082.

ELECTION OF CLASS I DIRECTORS

(PROPOSAL NO. 1)

Our Director Nominees

Our Board consists of seven members divided into three classes, with one class to be elected at each Annual Meeting of Stockholders to serve for a three-year term. The term of our incumbent Class I directors expires at the Annual Meeting; the term of our Class II directors expires at the 2009 Annual Meeting of Stockholders; and the term of our Class III directors expires at the 2010 Annual Meeting of Stockholders; with each director to hold office until his or her successor is duly elected and qualified or until his or her death, retirement, resignation or removal. Our Class I directors are Robert P. Barone and Jorge M. Diaz, our Class II directors are Tim Arnoult and Dennis F. Lynch, and our Class III directors are Jack Antonini, Fred R. Lummis and Michael A.R. Wilson.

Effective March 19, 2008, the Board, acting upon the recommendation of its Nominating & Governance Committee, nominated Robert P. Barone and Jorge M. Diaz for election as Class I directors at the Annual Meeting. Class I directors elected at the Annual Meeting will serve for a term to expire at the 2011 Annual Meeting of Stockholders, with each director to hold office until his successor is duly elected and qualified or until his earlier death, retirement, resignation or removal.

Unless authority to vote for a particular nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election of each of Robert P. Barone and Jorge M. Diaz as Class I directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares cast at the Annual Meeting is required to elect each nominee as a director.

The names and certain information about the Class I director nominees, including their ages as of the Annual Meeting date, are set forth below:

Name	Age	Position

Robert P. Barone	70	Class I Director
Jorge M. Diaz	43	Class I Director

Robert P. Barone has served as a director since September 2001. Mr. Barone has more than 40 years of sales, marketing and executive leadership experience from the various positions he has held at Diebold, NCR, Xerox and the Electronic Funds Transfer Association. Since December 1999, Mr. Barone has served as a consultant for SmartNet Associates, Inc., a private consulting firm. Additionally, from May 1997 to November 1999, Mr. Barone served as Chairman of the Board of PetsHealth Insurance, Inc., a pet health insurance provider. From September 1988 to September 1994, he served as Board Vice-Chairman, President and Chief Operating Officer at Diebold. He holds a Bachelor of Business Administration degree from Western Michigan University and a Masters of Business Administration degree from Indiana University. A founder and past Chairman of the Electronic Funds Transfer Association, Mr. Barone is now Chairman Emeritus of the Electronic Funds Transfer Association.

Jorge M. Diaz has served as a director since December 2004. Mr. Diaz has served as Division President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv, Inc., since April 1994. Fiserv Output Solutions provides card production services, statement processing and electronic document distribution services. In January 1985, Mr. Diaz co-founded National Embossing Company, a predecessor company to Fiserv Output Solutions. Mr. Diaz sold National Embossing Company to Fiserv in April 1994.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF
THE DIRECTOR NOMINEES IDENTIFIED ABOVE.

Continuing Directors

In addition to the Class I directors elected at the Annual Meeting, the directors who will continue to serve on our Board after the Annual Meeting, their ages as of the Annual Meeting date, positions with Cardtronics, Inc. and other biographical information are set forth below:

Name	Age	Position

Fred R. Lummis	54	Class III Director
Jack Antonini	55	Class III Director
Tim Arnoult	59	Class II Director
Dennis F. Lynch	59	Class II Director
Michael A.R. Wilson	40	Class III Director

Fred R. Lummis has served as a director and Chairman of the Board since June 2001. In 2006, Mr. Lummis co-founded Platform Partners, LLC and currently serves as its Chairman and Chief Executive Officer. Prior to co-founding Platform Partners, Mr. Lummis co-founded and served as the managing partner of The CapStreet Group, LLC, CapStreet II, L.P. and CapStreet Parallel II, LP. Mr. Lummis continues to serve as a senior advisor to The CapStreet Group, LLC. From June 1998 to May 2000, Mr. Lummis served as Chairman of the Board and Chief Executive Officer of Advantage Outdoor Company, an outdoor advertising company. From September 1994 to June 1998, Mr. Lummis served as Chairman and Chief Executive Officer of American Tower Corporation, a nationwide communication tower owner and operator. Mr. Lummis currently serves as a director of Amegy Bancorporation Inc. and several private companies. Mr. Lummis holds a Bachelor of Arts degree in economics from Vanderbilt University and a Masters of Business Administration degree from the University of Texas at Austin.

Jack Antonini has served as our Chief Executive Officer, President and a director since January 2003. From November 2000 to December 2002, Mr. Antonini served as a consultant for JMA Consulting, providing consulting services to the financial industry. During 2000, Mr. Antonini served as Chief Executive Officer and President of Globeset, Inc., an electronic payment products and services company. From August 1997 to February 2000, Mr. Antonini served as Executive Vice President of consumer banking at First Union Corporation of Charlotte, N.C. From September 1995 to July 1997, he served as Vice Chairman and Chief Financial Officer of First USA Corporation, which was acquired by Bank One in June 1997. From 1985 to 1995, Mr. Antonini held various positions at San Antonio-based USAA Federal Savings Bank, serving as Vice Chairman, President and Chief Executive Officer from August 1991 to August 1995. He holds a Bachelor of Science degree in business and accounting from Ferris State University in Michigan. Mr. Antonini previously served as a director of the Electronic Funds Transfer Association.

Tim Arnoult was appointed as a director on January 24, 2008. Mr. Arnoult has over 30 years of banking and financial services experience. From 1979 to 2006, Mr. Arnoult served in various positions at Bank of America, including President of Global Treasury Services from 2005-2006, President of Global Technology and Operations from 2000-2005 and President of Central U.S. Consumer and Commercial Banking from 1996-2000. Mr. Arnoult is also experienced in mergers and acquisitions, having been directly involved in significant transactions such as the mergers of NationsBank and Bank America in 1998 and Bank of America and FleetBoston in 2004. Mr. Arnoult has served on a variety of boards throughout his career, including the board of Visa USA. Mr. Arnoult holds a Bachelor of Arts degree in psychology and a Masters of Business Administration degree from the University of Texas at Austin.

Dennis F. Lynch was appointed as a director on January 24, 2008. Mr. Lynch has over 25 years experience in the payments industry and has led the introduction and growth of various card products and payment solutions. Mr. Lynch currently serves as Chairman and Chief Executive Officer of RightPath Payments Inc., a company providing business-to-business payments via the internet. From 1994 to 2004, Mr. Lynch served in various positions of NYCE Corporation, an electronic payments network, including serving as President and Chief Executive Officer from 1996 to 2004 and a director from 1992-2004. Prior to joining NYCE, Mr. Lynch served in a variety of information technology and product roles, ultimately managing Fleet’s consumer payments portfolio. Mr. Lynch has served on a number of boards, including the board of Open Solutions, Inc., a publicly-traded company delivering core banking products to the financial services market, from 2005-2007, was a founding director of the New England-wide YANKEE24 Network and served as its Chairman from 1988 to 1990. Additionally, Mr. Lynch has served on the Executive Committee and the board of the Electronic Funds Transfer Association. Mr. Lynch received his Bachelors and Masters degrees from the University of Rhode Island.

Michael A.R. Wilson has served as a director since February 2005. Mr. Wilson is a Managing Director at TA Associates, a private equity firm, where he focuses on growth investments and leveraged buyouts of financial services, business services, and consumer products companies. He currently serves on the boards of Advisory Research, Inc., Jupiter Investment Group, K2 Advisors LLC, and Numeric Investors. Prior to joining TA Associates in 1992, Mr. Wilson was a Financial Analyst in Morgan Stanley’s Telecommunications Group. In 1994, he joined Affiliated Managers Group, a TA Associates-backed financial services start-up, as Vice President and a member of the founding management team. Mr. Wilson received a BA degree, with Honors, in Business Administration from the University of Western Ontario and a Masters of Business Administration degree, with Distinction, from Harvard Business School.

CORPORATE GOVERNANCE

Our Governance Practices

General

We are committed to good corporate governance. Our Board has adopted several governance documents, which include our Corporate Governance Principles, Code of Business Conduct and Ethics, Financial Code of Ethics and charters for each standing committee of our Board. Each of these documents is available on our website at www.cardtronics.com.

Code of Ethics

Our Board has adopted a Code of Business Conduct and Ethics for our directors, officers and employees. In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial and accounting officer and other accounting and finance executives. A copy of each of code is available on our website at www.cardtronics.com. Any change to, or waiver from, either code will be disclosed as required by applicable securities laws.

Our Board

Board Size

Our Board is currently composed of seven directors, two of whom are seeking re-election at the Annual Meeting. Our Third Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws provide for a classified Board consisting of three classes of directors, each serving staggered three-year terms. As a result, stockholders will elect a portion of our Board each year. Class I directors’ terms expire at this year’s Annual Meeting, Class II directors’ terms expire at the Annual Meeting of Stockholders to be held in 2009, and Class III directors’ terms expire at the Annual Meeting of Stockholders to be held in 2010.

The Nominating & Governance Committee of our Board considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement or any other reason.

Director Independence

As required under the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board has delegated this responsibility to its Nominating & Governance Committee. Pursuant to its charter, the Nominating & Governance Committee determines whether or not each director and each prospective director is independent.

The Nominating & Governance Committee evaluated all relevant transactions or relationships between each director, or any of his or her family members, and our company, senior management and independent registered accounting firm. Based on this evaluation, the Nominating & Governance Committee has determined that Messrs. Tim Arnoult, Robert P. Barone, Fred R. Lummis, Dennis Lynch and Michael A.R. Wilson are each an independent director, as that term is defined in the NASDAQ listing standards. Messrs. Arnoult, Barone, Lummis, Lynch and Wilson constitute a majority of the members of our Board. Mr. Antonini is not independent because he currently serves as our President and Chief Executive Officer. Mr. Diaz is not considered independent because of his employment with Fiserv Output Solutions, a division of Fiserv, Inc. In 2007, we paid approximately $9.9 million in fees to Fiserv for services rendered to us.

Meetings

Our Board held a total of seven meetings and acted by written consent eight times during the fiscal year ended December 31, 2007. During the fiscal year ended December 31, 2007, all directors, save one, attended each of the Board meetings and the meetings held by committees on which they served. One director missed one Board meeting.

Executive Sessions; Presiding Director

According to our Corporate Governance Principles, which takes effect for fiscal 2008, our independent directors must meet in executive session at each quarterly meeting. Prior to the effectiveness of the Corporate Governance Principles, our independent directors met in executive session four times during the fiscal year ended December 31, 2007. The Chairman of the Board presides at these meetings and is responsible for preparing an agenda for the meetings of the non-management directors in executive sessions.

Annual Meeting Attendance

We do not have a formal policy regarding director attendance at annual meetings. However, our directors are expected to attend Board meetings and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Limitation on Public Company Board Service

Our Board monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fully fulfill his or her duties and as may be otherwise required or limited by applicable securities laws or NASDAQ listing standards.

Board and Committee Self-Evaluation

Beginning with fiscal year 2008, our Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating & Governance Committee will accept comments from all directors and report annually to our Board with an assessment of our Board’s performance. This will be discussed with the full Board following the end of each fiscal year. The assessment is expected to focus on our Board’s contribution to us and specifically focus on areas in which our Board or management believes that our Board could improve.

Director Selection and Nomination Process

The Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board. In considering candidates for our Board, the Nominating & Governance Committee considers the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating & Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of our Board may vary in light of its composition and the Nominating & Governance Committee’s perceptions about future issues and needs. However, while the Nominating & Governance Committee does not maintain a formal list of qualifications in making its evaluation and recommendation of candidates, it may consider, among other factors, diversity, age, skill, experience in the context of our Board’s needs, independence qualifications and whether prospective nominees have relevant business and financial experience, industry and/or other specialized expertise and good moral character.

The Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating & Governance Committee or stockholder recommendations, provided that the procedures set forth below are followed. The Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating & Governance Committee may consider previous experience as a member of our Board. Any invitation to join our Board must be extended by our Board as a whole. The Nominating & Governance Committee did not receive stockholder nominations for this Annual Meeting, nor has it engaged a search firm to find director candidates during 2008 to date.

Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating & Governance Committee by sending a written request to our Secretary, Michael E. Keller, at 3110 Hayes Road, Suite 300, Houston, Texas 77082 not later than 120 calendar days prior to the first anniversary of the date of the previous year’s annual meeting. The written request must include the following:

•	the name and address of the person or persons to be nominated;

•	the number and class of all shares of each class of our stock owned of record and beneficially by each nominee, as reported to the nominating stockholder by the nominee;

•	the information regarding each such nominee required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC;

•	a signed consent by each nominee to serve as our director, if elected;

•	the nominating stockholder’s name and address;

•	the number and class of all shares of each class of our stock owned of record and beneficially by the nominating stockholder; and

•	in the case of a person that holds our stock through a nominee or street name holder of record, evidence establishing such indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting.

From time to time, the Nominating & Governance Committee may request additional information from the nominee or the stockholder.

The stockholder recommendation procedures described above do not preclude a stockholder of record from making proposals at any annual stockholder meeting, provided that they comply with the requirements described in the section entitled “Proposals for the 2009 Annual Meeting of Stockholders.”

Communications from Stockholders and Interested Parties

Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board or any director in particular to: c/o Cardtronics, Inc., 3110 Hayes Road, Suite 300, Houston, Texas 77082, Attention: Secretary.

Our Secretary (or any successor to the duties thereof) will review each such communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by our Board. To the extent the subject matter of a communication relates to matters that have been delegated by our Board to a committee or to an executive officer, our Secretary may forward such communication to the executive or chairman of the committee to which such matter has been delegated. The acceptance and forwarding of communications to the members of our Board or an executive does not imply or create any fiduciary duty of our Board members or executive to the person submitting the communications.

Committees of Our Board

General

Our Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. Each committee (with the exception of the Compensation Committee) is comprised of independent directors as currently required under the SEC’s rules and regulations and the NASDAQ listing standards and each committee is governed by a written charter approved by the full Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.cardtronics.com.

The table below provides the composition of each committee of our Board:

Nominating &
	Audit	Compensation	Governance
Name	Committee	Committee	Committee

Fred R. Lummis		X	X
Jack Antonini
Tim Arnoult	X		X
Robert P. Barone	X
Jorge M. Diaz		X
Dennis F. Lynch	X		X
Michael A.R. Wilson		X

Audit Committee

The Audit Committee is appointed by our Board to:

•	assist the Board in fulfilling its oversight responsibilities with respect to the conduct by our management of our financial reporting process, including the development and maintenance of a system of internal accounting and financial reporting controls;

•	assist the Board in overseeing the integrity of our financial statements, qualifications and independence of our independent registered public accounting firms, their performance and the performance of the our internal audit function;

•	prepare for inclusion in this proxy statement the audit committee report required by the SEC;

•	recommend to our Board whether such audited financial statements should be included in our Annual Report on Form 10-K to be filed with the SEC; and

•	perform such other functions as the Board may assign to the Audit Committee from time to time.

The Board, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards and our Corporate Governance Principles. In addition, the Board, in its business judgment, has determined that each member of the committee satisfies the financial literacy requirements of the NASDAQ listing standards and Mr. Barone qualifies as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations.

Pursuant to its charter, the Audit Committee has the authority, at our expense, to retain professional advisors, including legal, accounting or other consultants, to advise the Audit Committee in connection with the exercise of its powers and responsibilities. The Audit Committee may require any of our officers or employees, our outside legal counsel or our independent registered public accounting firm to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee is responsible for the resolution of any disagreements between the independent registered public accounting firms and management regarding our financial reporting. The Audit Committee meets at least quarterly with management and the independent registered public accounting firm in separate executive sessions to discuss any matter that the Audit Committee or each of these groups believe should be discussed privately. The Audit Committee makes regular reports to our Board.

The Report of the Audit Committee is set forth under “Audit Matters” in this proxy statement.

The Audit Committee held six meetings and did not act by written consent during the fiscal year ended December 31, 2007.

Compensation Committee

The Compensation Committee establishes salary and incentive compensation of our executive officers and administers our employee benefit plans. Pursuant to the NASDAQ Marketplace Rules, a company listing its stock for trading on the NASDAQ in connection with its initial public offering has 12 months from the date of listing to comply with the requirement that its Compensation Committee be comprised entirely of independent directors. The Board, in its business judgment, has determined that two of the three directors on the Compensation Committee (Messrs. Lummis and Wilson) currently satisfy the standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards and our Corporate Governance Guidelines. Our Board has determined that Mr. Diaz is not independent due to his relationship with Fiserv but that his continued service as a member of the Compensation Committee is in the best interests of our company and stockholders pursuant to the transition rules contained in the NASDAQ listing standards. The Report of the Compensation Committee is set forth under “Compensation Committee Report” in this proxy statement.

The Compensation Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Compensation Committee as set forth in its charter. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate.

Pursuant to its charter, the purposes of the Compensation Committee are to:

•	oversee the responsibilities of the Board relating to compensation of our directors and executive officers;

•	design, recommend and evaluate our director and executive officer compensation plans, policies and programs;

•	produce the Compensation Committee Report for inclusion in the proxy statement, in accordance with applicable rules and regulations;

•	otherwise discharge our Board’s responsibilities relating to compensation of our directors and executive officers; and

•	perform such other functions as our Board may assign to the committee from time to time.

In connection with these purposes, our Board has entrusted the Compensation Committee with the overall responsibility for establishing, implementing and monitoring the compensation for our executive officers. In addition, the Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. Please see “Compensation Discussion and Analysis” for additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation and “Director Compensation” for additional information on its consideration and determination of director compensation.

The Compensation Committee held four meetings and did not act by written consent during the fiscal year ended December 31, 2007.

Nominating & Governance Committee

The Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual meeting of stockholders and develops and recommends corporate governance principles to our Board. The Nominating & Governance Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the standards of independence established under NASDAQ listing standards and our Corporate Governance Guidelines. For information regarding the Nominating & Governance Committee’s policies and procedures for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, please see “Director Selection and Nomination Process” above.

The Nominating & Governance Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Nominating & Governance Committee as set forth in its charter. More particularly, the Nominating & Governance Committee:

•	prepares and recommends to our Board for adoption appropriate corporate governance guidelines and modifications from time to time to those guidelines;

•	establishes criteria for selecting new directors and seeks individuals qualified to become Board members for recommendation to our Board;

•	seeks to implement the “independence” standards required by law, applicable listing standards, our certificate of incorporation or bylaws or our Corporate Governance Guidelines;

•	determines whether or not each director and each prospective director is independent, disinterested or a non-employee director under the standards applicable to the committees on which such director is serving or may serve;

•	recommends to our Board a director who serves as Chairman;

•	reviews annually the advisability or need for any changes in the number and composition of our Board;

•	reviews annually the advisability or need for any changes in the number, charters or titles of committees of our Board;

•	recommends to our Board annually the composition of each Board committee and the individual director to serve as chairman of each committee;

•	ensures that the chairman of each committee reports to our Board annually about the committee’s annual evaluation of its performance and evaluation of its charter;

•	receives comments from all directors and reports to our Board annually with an assessment of our Board’s performance to be discussed with the full Board following the end of each fiscal year;

•	reviews and reassesses annually the adequacy of our Corporate Governance Guidelines and recommends any proposed changes to our Board for approval; and

•	makes a report to our Board annually on succession planning and works with our Board to evaluate potential successors to the principal executive officer.

The Nominating & Governance Committee was formed in January 2008, and thus did not hold any meetings or act by written consent during the fiscal year ended December 31, 2007.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

For the fiscal year ended December 31, 2007, to our knowledge and based solely on a review of copies of reports furnished to us or filed with the SEC and written representations from these individuals that no other reports were required, all of our officers, directors and 10% stockholders complied with applicable reporting requirements of Section 16(a).

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2008 for:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our Named Executive Officers (as such term is defined by the SEC); and

•	all directors and Named Executive Officers as a group.

Footnote 1 below provides a brief explanation of what is meant by the term “beneficial ownership.” The number of shares of common stock and the percentages of beneficial ownership are based on 41,750,761 shares of common stock, which are comprised of 38,654,067 shares of common stock outstanding as of March 31, 2008 and 3,096,694 shares of common stock subject to options held by beneficial owners that are exercisable or that will be exercisable within 60 days of March 31, 2008. Amounts presented may not add due to rounding.

To our knowledge and except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in this table have the sole voting power with respect to all shares of common stock listed as beneficially owned by them.

		Percent of
	Amount and Nature of	Common Stock
Name and Address of Beneficial Owner(1)(2)	Beneficial Ownership	Beneficially Owned

5% Stockholders:
TA Associates, Inc.(3)	12,259,286	29.4%
TA IX, L.P.(4)	7,583,447	18.2%
TA/Atlantic and Pacific V L.P.(5)	3,033,370	7.3%
TA/Atlantic and Pacific IV L.P.(6)	1,307,663	3.1%
TA Strategic Partners Fund A L.P.(7)	155,268	*
TA Investors II, L.P.(8)	151,663	*
TA Strategic Partners Fund B L.P.(9)	27,875	*
The CapStreet Group, LLC(10)	9,041,074	21.7%
CapStreet II, L.P.(11)	8,091,222	19.4%
CapStreet Parallel II, L.P.(12)	949,852	2.3%
Ralph H. Clinard(13)	2,798,990	6.7%
Laura Clinard(14)	2,798,986	6.7%
Columbia Wanger Asset Management, L.P.(15)	2,544,000	6.1%

		Percent of
	Amount and Nature of	Common Stock
Name and Address of Beneficial Owner(1)(2)	Beneficial Ownership	Beneficially Owned

Directors and Named Executive Officers:
Michael A.R. Wilson(16)	12,259,286	29.4%
Fred R. Lummis(17)	9,041,074	21.7%
Michael H. Clinard(18)	1,290,341	3.1%
J. Chris Brewster(19)	417,296	1.0%
Ronald Delnevo(20)	343,446	*
Thomas E. Upton(21)	320,627	*
Jack Antonini	316,969	*
Robert P. Barone(22)	34,306	*
Jorge M. Diaz(23)	29,807	*
Dennis F. Lynch	5,000	*
Tim Arnoult	—	—
Rick Updyke	—	—
All directors and Named Executive Officers as a group (12 persons)	24,058,152	57.6%

*	Less than 1.0% of the outstanding common stock

(1)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership”, meaning ownership of shares as to which a person has or shares investment or voting power. For the purpose of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of March 31, 2008, if that person or group has the right to acquire shares within 60 days after such date.

(2)	The address for each Named Executive Officer and director set forth in the table, unless otherwise indicated, is c/o Cardtronics, Inc., 3110 Hayes Road, Suite 300, Houston, Texas 77082. The address of The CapStreet Group, LLC, CapStreet II, L.P., CapStreet Parallel II, L.P., and Mr. Lummis is c/o The CapStreet Group, LLC, 600 Travis Street, Suite 6110, Houston, Texas 77002. The address of TA Associates, Inc., TA IX, L.P., TA/Atlantic and Pacific V L.P., TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P., TA Investors II, L.P., TA Strategic Partners Fund B L.P., and Mr. Wilson is c/o TA Associates, John Hancock Tower, 56th Floor, 200 Clarendon Street, Boston, Massachusetts 02116.

(3)	The shares owned by TA Associates, Inc. through its affiliated funds, including TA IX L.P., TA/Atlantic and Pacific IV L.P., TA/Atlantic and Pacific V L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., and TA Investors II, L.P., which we collectively refer to as the TA Funds, represent common shares issued upon the conversion of Series B Convertible Preferred Stock into shares of our common stock. See “Certain Relationships and related person transactions.”

(4)	As reported on Schedule 13G dated as of December 31, 2007, and filed with the SEC on February 14, 2008, TA Associates, Inc. is the general partner of TA IX, L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of 7,583,447 shares.

(5)	As reported on Schedule 13G dated as of December 31, 2007, and filed with the SEC on February 14, 2008, TA Associates, Inc. is the general partner of TA Atlantic and Pacific V L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of 3,033,370 shares.

(6)	As reported on Schedule 13G dated as of December 31, 2007, and filed with the SEC on February 14, 2008, TA Associates, Inc. is the general partner of TA/Atlantic and Pacific IV L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of 1,307,663 shares.

(7)	As reported on Schedule 13G dated as of December 31, 2007, and filed with the SEC on February 14, 2008, TA Associates, Inc. is the general partner of TA Strategic Partners Fund A L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of 155,268 shares.

(8)	As reported on Schedule 13G dated as of December 31, 2007, and filed with the SEC on February 14, 2008, TA Associates, Inc. is the general partner of TA Investors II, L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of 151,663 shares.

(9)	As reported on Schedule 13G dated as of December 31, 2007, and filed with the SEC on February 14, 2008, TA Associates, Inc. is the general partner of TA Strategic Partners Fund B L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of 27,875 shares.

(10)	The shares owned by The CapStreet Group, LLC are owned through its affiliated funds, CapStreet II, L.P. and CapStreet Parallel II, L.P.

(11)	As reported on Schedule 13G dated as of December 31, 2007, and filed with the SEC on February 13, 2008, The CapStreet Group, LLC is the general partner of CapStreet GP II, L.P., which is the general partner of CapStreet II, L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of 8,091,222 shares.

(12)	As reported on Schedule 13G dated as of December 31, 2007, and filed with the SEC on February 13, 2008, The CapStreet Group, LLC is the general partner of CapStreet Parellel II, L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of 949,852 shares.

(13)	The shares indicated as being beneficially owned by Ralph H. Clinard include 1,209,290 shares owned directly by him, 541,168 shares owned by four family trusts for the benefit of his children of which Mr. Clinard is a co-trustee and has shared voting power, and 1,048,532 shares owned by Mr. Clinard’s wife (Laura Clinard) of which Mr. Clinard may be deemed to be the beneficial owner.

(14)	The shares indicated as being beneficially owned by Laura Clinard include 1,048,532 shares owned directly by her, 541,164 shares owned by the Ralph Clinard Family Trust of which Mrs. Clinard is a co-trustee and has shared voting power, and 1,209,290 shares owned by Mrs. Clinard’s husband (Ralph H. Clinard) of which Mrs. Clinard may be deemed to be the beneficial owner.

(15)	As reported on Schedule 13G dated as of December 31, 2007, and filed with the SEC on January 22, 2008, Columbia Wanger Asset Management, L.P. is considered a beneficial owner, with sole voting and dispositive power of 2,544,000 shares. The shares reported therein include the shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P. Columbia Acorn Trust holds 5.99% of our shares.

(16)	The shares indicated as being beneficially owned by Michael A.R. Wilson are owned directly by the TA Funds. Mr. Wilson serves as a Managing Director of TA Associates, Inc., the ultimate general partner of the TA Funds. As such, Mr. Wilson may be deemed to have a beneficial ownership of the shares owned by the TA Funds. Mr. Wilson disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein and 22,310 shares of our common stock.

(17)	The shares indicated as being beneficially owned by Fred R. Lummis are owned directly by CapStreet II, L.P. and CapStreet Parallel II, L.P. Mr. Lummis serves as a senior advisor of The CapStreet Group, LLC, the ultimate general partner of both CapStreet II, L.P. and CapStreet Parallel II, L.P. As such, Mr. Lummis may be deemed to have a beneficial ownership of the shares owned by CapStreet II, L.P. and CapStreet Parallel II, L.P. Mr. Lummis disclaims beneficial ownership of such shares.

(18)	Includes 425,641 shares owned directly by Michael H. Clinard and 188,244 options that are exercisable within 60 days of March 31, 2008. Also included in the shares indicated as being beneficially owned by Mr. Clinard are 541,164 shares owned by the Ralph Clinard Family Trust and 135,292 shares owned by a trust for the benefit of Mr. Clinard, of which Mr. Clinard is a co-trustee of and has shared voting power of and of which he may be deemed to be the beneficial owner.

(19)	Includes 417,296 options that are exercisable within 60 days of March 31, 2008.

(20)	Includes 238,454 options that are exercisable within 60 days of March 31, 2008.

(21)	Includes 227,359 options that are exercisable within 60 days of March 31, 2008.

(22)	Includes 34,306 options that are exercisable within 60 days of March 31, 2008.

(23)	Includes 29,807 options that are exercisable within 60 days of March 31, 2008.

Equity Compensation Plan Information

The following table sets forth information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2007.

			Number of
			Securities
			Remaining
			Available for
			Future Issuance
			under Equity
	Number of Securities	Weighted-average	Compensation
	to be Issued upon	Exercise Price of	Plans (excluding
	Exercise of	Outstanding	Securities
	Outstanding Options,	Options, Warrants	Reflected in
Plan Category	Warrants and Rights	and Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	—	—	3,179,393
Equity compensation plans not approved by security holders(2)	4,960,041	$7.78	—

Total	4,960,041	$7.78	3,179,393

(1)	Represents our 2007 Stock Incentive Plan. As of December 31, 2007, no securities had been granted under our 2007 Stock Incentive Plan.

(2)	Represents our 2001 Stock Incentive Plan, which was approved by our Board. For additional information on the terms of this plan, see “Executive Compensation — Summary Compensation Table — Equity Incentive Plans — 2001 Plan” below.

EXECUTIVE OFFICERS

Our executive officers, their ages as of the Annual Meeting, and positions at Cardtronics, Inc. and other biographical information are set forth below:

Name	Age	Position

Jack Antonini	55	Chief Executive Officer, President and Director
J. Chris Brewster	59	Chief Financial Officer
Michael H. Clinard	41	Chief Operating Officer
Rick Updyke	49	Chief Strategy and Development Officer
Ronald Delnevo	53	Managing Director of Bank Machine Ltd.

Jack Antonini.  The biography of Mr. Antonini is provided under the section “Continuing Directors” above.

J. Chris Brewster has served as our Chief Financial Officer since February 2004. From September 2002 until February 2004, Mr. Brewster provided consulting services to various businesses. From October 2001 until September 2002, Mr. Brewster served as Executive Vice President and Chief Financial Officer of Imperial Sugar Company, a Nasdaq-quoted refiner and marketer of sugar and related products. From March 2000 to September 2001, Mr. Brewster served as Chief Executive Officer and Chief Financial Officer of WorldOil.com, a privately-held Internet, trade magazine, book and catalog publishing business. From January 1997 to February 2000, Mr. Brewster served as a partner of Bellmeade Capital Partners, LLC, a merchant banking firm specializing in the consolidation of fragmented industries. From March 1992 to September 1996, he served as Chief Financial Officer of Sanifill, Inc., a New York Stock Exchange-listed environmental services company. From May 1984 to March 1992, he served as Chief Financial Officer of National Convenience Stores, Inc., a

New York Stock Exchange-listed operator of 1,100 convenience stores. Mr. Brewster holds a Bachelor of Science degree in industrial management from the Massachusetts Institute of Technology and a Masters of Business Administration from Harvard Business School.

Michael H. Clinard has served as our Chief Operating Officer since he joined us in August 1997. He holds a Bachelor of Science degree in business management from Howard Payne University. Mr. Clinard also serves as a director and Vice President of the ATM Industry Association.

Rick Updyke has served as our Chief Strategy and Development Officer since July 2007. From February 1984 to July 2007, Mr. Updyke held various positions with Dallas-based 7-Eleven, Inc., a convenience store retail company, most recently serving as Vice President of Corporate Business Development from February 2001 to July 2007. He holds a Bachelor of Business Administration degree in management information systems from Texas Tech University and a Masters of Business Administration from Amberton University.

Ronald Delnevo has served as Managing Director of Bank Machine Ltd. (“Bank Machine”) since July 2000 and has been with Bank Machine (formerly the ATM division of Euronet, a processor of financial and payment transactions) since 1998. From May 2005 to December 2007, Mr. Delnevo served as a director on our Board. He currently serves as Chairman of the Association of Independent Cash Machine Operators, a director of the U.K. Payments Council, and a member of the European Board of the ATMIA. Prior to joining Bank Machine, Mr. Delnevo served in various consulting roles in the retail sector. Mr. Delnevo was educated at Heriot Watt University in Edinburgh and holds a degree in business organization and a diploma in personnel management.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Executive Compensation Program

The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our company to meet its business objectives and to increase overall stockholder value. To achieve these objectives, our Compensation Committee’s philosophy has been to implement a compensation program that aligns the interests of management with those of our investors and to provide a compensation program that creates incentives for and rewards performance of the executive officers based on our overall success. Specifically, our compensation program provides management with the incentive to increase our adjusted earnings before interest, taxes, depreciation, and amortization, or EBITDA (as defined in our credit facility). In addition, we intend for our compensation program to both compensate our executives on a level that is competitive with companies comparable to us as well as maintain a level of internal consistency and equity by paying higher amounts of compensation to our more senior executive officers based on job role and complexity along with individual talent and performance.

Our Compensation Committee believes that it is in the best interests of our investors and our executive officers that our compensation program remains relatively noncomplex and straightforward, which should reduce the time and cost involved in setting our compensation policies and calculating the payments under such policies, as well as reduce the time involved in furthering our investors’ understanding of such policies.

Compensation Review

Historically, our Compensation Committee has performed (typically every other year) an informal market survey of the competitiveness of our total compensation packages paid to our executive officers through a review of compensation paid by companies with whom we believe we compete for executive level talent. During 2007, management selected, and the Compensation Committee approved, the following comparable companies to be a part of the committee’s review: Coinstar, Inc., Euronet Worldwide, Inc., Global Cash Access Holdings, Inc., Global Payments, Inc., Heartland Payment Systems, Inc., MoneyGram International, Inc., Total Systems Services, Inc., and Wright Express Corporation. The companies above were selected based on the following criteria: (1) each operated in service lines similar to those in which we operate, (2) each were considered by the investment community (at the time of the study) to be our peers in terms of growth rate and/or market capitalization, and (3) information regarding compensation for each company was publicly available.

In our analysis, which was provided to the Compensation Committee, we reviewed the components of executive compensation paid by each peer company (e.g., base salary, annual cash performance incentives, and stock option awards) as well as the relative mix of the various components. Although the Compensation Committee reviewed the compensation information compiled, the committee did not target specific compensation amounts for our executives based on such information. Rather, the accumulated market information served as data that was considered, but not relied upon, by the committee when making its executive compensation decisions.

Future Considerations.  Historically, our company has been privately held, and our compensation process has been more subjective rather than formulaic in nature, with compensation decisions based less on what comparative companies are paying executives and more on what was required to attract executives to a growing management team and retain them. We expect that our Compensation Committee will continue to consider both qualitative and quantitative factors in setting compensation for our executives (including retention, which it feels is a key factor in making compensation decisions); however, as a result of our initial public offering in December 2007, we expect that our Compensation Committee will begin to look at additional factors, including additional market comparables, and begin to formalize its method of setting compensation for executives over time. As noted above, while informal market surveys were performed in previous years, the information was not utilized to target specific compensation amounts for our executives and was only used to assess our competitiveness in the marketplace.

Components of Executive Compensation

Our executive compensation program consists of three primary elements: (1) base salary, (2) annual non-equity incentive plan compensation, and (3) stock option and restricted stock awards. In determining the level of total compensation to be set for each compensation component, our Compensation Committee considers a number of factors, including informal market competitiveness analyses of our compensation levels compared with those paid by comparable companies, our most recent annual performance, each individual executive officer’s performance, the desire to maintain internal equity and consistency among our executive officers, and other considerations that the committee deems to be relevant.

In addition to the three primary components, we provide our executive officers with discretionary bonuses (as conditions warrant), severance, and certain other benefits, such as healthcare plans, that are available to all employees. While our Compensation Committee reviews the total compensation package we provide to each of our executive officers, our Board and the committee view each element of our compensation program to serve a specific purpose and to be distinct. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive’s compensation. Accordingly, we have not adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash, or among the different forms of non-cash compensation.

Base Salary

The base salaries for our executive officers are set at levels believed to be sufficient to attract and retain qualified individuals. We believe that our base salaries are an important element of our executive compensation program because they provide our executive officers with a steady income stream that is not contingent upon our overall performance. Initial base salary levels, which are typically set or approved by our Compensation Committee, take into consideration the scope of an individual executive’s responsibilities and experience as well as the compensation paid by other companies with which we believe we compete for executives. While there is no formal weighting of these elements, the Compensation Committee considers each in its analysis.

Subsequent changes in the base salaries of executive officers are reviewed and approved by our Compensation Committee based on recommendations made by our Chief Executive Officer (“CEO”), who conducts annual performance reviews of each executive. Subsequent changes in the base salary of the CEO are determined by our Compensation Committee, which reviews the CEO’s performance on an annual basis. Both the CEO’s review and the Compensation Committee’s review include an analysis of how an individual executive performed against his personalized goals, which are jointly set by the executive and the CEO at the beginning of each year, or, in the case of the CEO, by the CEO and the Board. In terms of weighting the factors that influence decisions related to base salaries, the individual performance of an executive against his goals is heavily weighted and accounts for roughly 80% of the committee’s considerations while additional factors considered are weighted, on average, at only 20%. For a given year, additional factors may include other achievements or accomplishments of the individual during the year, any mitigating priorities during the year that may have resulted in a change in the executive’s goals, market conditions, an executive’s participation in the development of others within our company, and whether additional responsibilities were assumed by the executive during the period. Under each executive’s employment agreement, base salary increases are targeted at 5% per annum.

2007 Base Salaries.  For 2007, the CEO proposed and the Compensation Committee approved a 5% increase in each named executive officer’s base salary from 2006 to 2007, with the exception of the Chief Financial Officer (“CFO”), as further discussed below. The increases were consistent with the provisions of the employment agreements with each of our named executive officers, as noted above. In determining the base salary for our CFO for 2007, the CEO and the Compensation Committee considered the actual performance of the CFO compared to his goals during 2007, as well as the additional responsibilities that he assumed as a result of the registration of our $200 million in senior subordinated notes in August 2006, which responsibilities included, among others, SEC reporting, compliance with the Sarbanes-Oxley Act of 2002, and investor relations management. Additionally, the competitive market conditions in Houston, Texas, the location of our headquarters, for finance and accounting professionals were also considered. Based on his additional responsibilities and the feedback received regarding the strong market demand for highly competent finance and accounting professionals, our CFO was awarded a base salary increase of approximately 11% for 2007 over the base salary he earned in 2006.

2008 Base Salaries.  For 2008, the CEO proposed, and the Compensation Committee approved, base salary increases ranging from 4% to 6% for our Chief Operating Officer, our Chief Administrative Officer, and the Managing Director of Bank Machine. These percentages are relatively consistent with the 5% targeted increases outlined in their employment agreements. Our CEO and CFO, however, received increases of 9% and 10%, respectively, primarily due to their performance against their goals during 2007 and the added responsibilities assumed by them as a result of our initial public offering, which was completed in December 2007.

Annual Non-Equity Incentive Plan Compensation

To accomplish our goal of aligning the interests of management with those of our investors, the Compensation Committee ties a portion of the annual cash compensation earned by our executives to a targeted level of financial operating results. Each year, management proposes and the committee approves a non-equity incentive compensation plan. Under each annual plan, each executive officer has a target payout, which is based on a percentage of his base salary. The determination of the ultimate payout to an executive is primarily based on the achievement of company-level financial objectives. Although the committee does consider an executive’s performance against his individual goals in determining the ultimate amount to be paid to an executive, such goals are not specifically weighted and the achievement of company-level objectives is the primary driver of the payout amounts.

Our annual non-equity incentive compensation plan, as opposed to any equity grants, is designed to more immediately reward our executive officers for their performance during the most recent year. We believe that the immediacy of these cash incentives, in contrast to our equity grants, which vest over a period of time, provides a significant incentive to our executives towards achieving their respective individual objectives and thus our company-level objectives on an annual basis. As such, we believe our non-equity incentive compensation plans are a significant motivating factor for our executive officers, and we believe they have been a significant factor in attracting and retaining our executive officers.

Under the terms of our non-equity incentive plan for 2007 (the “2007 Performance Bonus Plan”), our company-level financial objectives involved the achievement of an adjusted EBITDA target goal for our consolidated operations (with the exception of the Managing Director of Bank Machine, as discussed further below). The 2007 annual incentive compensation pool was targeted to be funded if the consolidated adjusted EBITDA achieved was equal to at least 90% of the targeted adjusted EBITDA amount. Starting with the achievement of 90% of the EBITDA target goal, the annual incentive compensation pool would be funded on the following basis:

Estimated Payout
Actual Adjusted EBITDA as a % of Target EBITDA	as a % of Target

90%	50%
95%	75%
100%	100%
105%	150%
110%	200%
115%	250%
120%	300%
125%	350%
130%	400%

In the event actual adjusted EBITDA as a percentage of the target EBITDA fell in between two of the percentages shown above, interpolation would be used to determine the appropriate pool percentage. For example, if we achieved 97.5% of the target EBITDA, the pool would be funded at 87.5% of the target. If we achieved 102% of target EBITDA, the pool would be funded at 120% of the target. Furthermore, in the event our consolidated adjusted EBITDA fell below 90% of the targeted adjusted EBITDA amount, or if there was a violation of our bank covenants, the Compensation Committee, in its sole and absolute discretion, could decide whether or not to pay any amounts under the plan. This discretion is allowed as the Compensation Committee acknowledges that circumstances or developments that may impact our overall performance relative to our adjusted EBITDA target should not in all cases prohibit the payment of a bonus on a selective basis to individual officers who met or exceeded their performance goals, notwithstanding the company’s failure to meet its established target. Additionally, in the event our consolidated adjusted EBITDA exceeded 90%, despite the payout percentages that are outlined in the plan, the Compensation Committee could also exercise discretion and adjust one or more executive’s percentages as it deems appropriate based on one or more factors, including an executive’s performance against his individual performance goals.

Under the 2007 incentive plan, there was no formal cap on the amount an executive may receive. Rather, as noted above, the annual payout amounts for our executives were determined at the sole discretion of our Compensation Committee.

Adjusted EBITDA Target for U.S. Executive Officers.  For the year ended December 31, 2007, our initial targeted adjusted EBITDA amount was $57.0 million. The targeted adjusted EBITDA amount for a given period is typically set within or above the adjusted EBITDA range communicated to our investors at the beginning of each year ($53.0 million to $57.0 million for 2007.) During 2007, the targeted amount was set at the upper end of the guidance as an incentive for management to not only meet but to exceed company-level financial goals. In the event the Board formally approves actions, such as a material acquisition, that may affect the attainment of the originally forecasted budget EBITDA, the budget impact is determined and presented to the Compensation Committee for approval of a revised budgeted EBITDA figure for bonus calculation purposes. As a result of the acquisition of the 7-Eleven ATM and advanced self-service kiosk business in July 2007, the 2007 targeted adjusted EBITDA amount was subsequently increased to $62.6 million.

Adjusted EBITDA Target for U.K. Executive Officer.  The Managing Director of Bank Machine participates in the same non-equity incentive compensation plan as our other named executives; however, the adjusted EBITDA target utilized to measure his performance and calculate his non-equity incentive compensation is the adjusted EBITDA contributed by our U.K. operations rather than the consolidated EBITDA used for our other named executive officers. Our Compensation Committee believes the adjusted EBITDA of our U.K. operations is a more appropriate target to use for the Managing Director of Bank Machine, as his actions more directly impact and ultimately drive the results of our U.K. operations than our consolidated results. For 2007, the targeted adjusted EBITDA amount for our U.K. operations was £7.9 million.

Achievability of Adjusted EBITDA Targets.  As noted above, the annual company-level financial target set under our incentive plan is consistent with the adjusted EBITDA range reflected in our annual budget and communicated to investors at the beginning of each year. The target for our U.K. operations is also consistent with the adjusted EBITDA amount in our annual budget for our U.K. operations. As we expect to achieve our budgeted adjusted EBITDA amounts when they are set and the financial targets set under our annual incentive plan are consistent with the adjusted EBITDA range reflected in our annual budget, we have similar expectations that the targets under our annual incentive plan will be achieved.

2007 Payouts.  For the year ended December 31, 2007, we fell short in terms of achieving our consolidated adjusted EBITDA target as well as the adjusted EBITDA target for our U.K. operations. However, as a result of other mitigating factors, the Compensation Committee chose to exercise the discretion it is allowed under the plan in 2007 and granted a base payout of 97% of each executive’s targeted amount. Specifically, the Compensation Committee determined that this level of payout was warranted due to certain significant accomplishments achieved during the year, which included the successful negotiation and acquisition of the 7-Eleven ATM and advanced self-service kiosk business and related financing transactions in July 2007, our initial public offering in December 2007, and the year-over-year growth in the number of deployed ATMs in the U.K. and Mexico. Additionally, the committee considered how each executive performed with respect to his individual performance goals and adjusted the 97% payout threshold accordingly. For the specific awards granted to each executive officer under the 2007 Performance Bonus Plan, see the “Non-Equity Incentive Plan Compensation” column of our “Summary Compensation Table” included in “Executive Compensation” below.

2008 Non-Equity Incentive Plan.  In April 2008, our Compensation Committee formally approved our 2008 non-equity incentive plan (the “2008 Executive Performance Bonus Plan”). Our 2008 Executive Performance Bonus Plan involves company-level objectives of the achievement of an adjusted EBITDA target for our consolidated operations and compliance with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). For 2008, the targeted adjusted EBITDA amounts are $88.0 million for our consolidated operations, which is in the middle of the adjusted EBITDA range communicated to our investors in our 2008 guidance, and £11.3 million for our U.K. operations. In the event the adjusted EBITDA achieved for the year falls below 90% of the targeted adjusted EBITDA amount, if, in the judgment of the Audit Committee, Sarbanes-Oxley compliance is not achieved in all material respects, or if there is a material violation of our bank covenants, the pool will not be funded. However, even if such goals are not achieved, the Compensation Committee may, at its discretion, consider other mitigating factors and ultimately determine that payment is warranted.

In addition to the above company-level goals, under the terms of the 2008 Executive Performance Bonus Plan, each executive’s 2008 goals will be directly tied to achieving the 2008 adjusted EBITDA target of $88.0 million and compliance with Sarbanes-Oxley. To ensure proper focus on these goals, each executive’s 2008 goals will be weighted and prioritized at the time they are set and will include at least two goals for which actual performance can be evaluated, using quantitative metrics, such as revenues from new contracts signed, costs per transaction, or other key profit drivers. In determining the ultimate payouts under the 2008 plan, the Compensation Committee will consider an individual executive’s performance against his goals.

Although there has historically been no formal cap on the payout amount an executive may receive under our previous non-equity incentive compensation plans, our Compensation Committee recently decided, in an effort to manage costs and maximize shareholder return, that a formal cap should be placed on payouts under the 2008 plan. For the same reason, the committee also reduced the payout percentages in the 2008 from those in the 2007 plan. As a result, the maximum amount an executive may receive under this plan is 200% of his individual target goal. Assuming all non-financial company goals are achieved (i.e., Sarbanes-Oxley compliance and no material covenant violations), the annual incentive compensation pool will be funded on the following basis:

Estimated Payout
Actual Adjusted EBITDA as a % of Target EBITDA	As a % of Target

<90%	0%
90%	50%
95%	75%
100%	100%
105%	125%
110%	150%
115%	175%
120%	200%
>120%	200%

Unless otherwise stated, the terms of our 2008 Executive Performance Bonus Plan are consistent with the terms of our 2007 Performance Bonus Plan.

Long-term Incentive Programs

Long-term Equity Incentive Plans.  We have two long-term equity incentive plans — the 2007 Stock Incentive Plan (the “2007 Plan”) and the 2001 Stock Incentive Plan (the “2001 Plan”). The purpose of each of these plans is to provide directors and employees of our company and our affiliates additional incentive and reward opportunities designed to enhance the profitable growth of our company and affiliates. Equity awards granted under both plans generally vest ratably over four years based on continued employment and expire ten years from the date of grant. This vesting feature is designed to aid in officer retention as this feature provides an incentive for our executive officers to remain in our employment during the vesting period.

Currently, there is no formal policy for granting equity awards to our executive officers, nor is there a policy in place with respect to the allocation of grants between the various types of equity instruments eligible to be awarded under the plans. Rather, all grants are discretionary and are made by the Compensation Committee, who administers the plans. As most of our named executives have established a significant ownership position in our stock and/or options, they gain significant value through the long-term appreciation in our stock, which we believe contributes to the alignment of their interests with those of our shareholders. In general, this also means that those executives’ incentives will not be substantially altered by a grant of restricted stock or stock options. As a result, we expect issuances to our existing executive officers under our stock incentive programs to be somewhat episodic with the focus on situations in which the individual executive (1) is making significant contributions to our success and is judged to not have enough ownership to create a sufficient long-term incentive for that executive, or (2) has made individual contributions that significantly exceeded our expectations of growth for the company. In these situations, the committee may decide to provide such executive with additional equity, thereby providing him with additional equity value for having impacted the overall shareholder value of the company.

In its considerations of whether or not to make equity grants to our executive officers and, if such grants are made, in its considerations of the size of the grants, our Compensation Committee considers our company-level performance, the applicable executive officer’s performance, comparative share ownership by comparable executives of comparable companies, the amount of equity previously awarded to the applicable executive officer, the vesting of such awards, and the recommendations of management. While there is no formal weighting of these elements, the Compensation Committee considers each in its analysis.

2007 Equity Grants.  In July 2007, the Compensation Committee awarded performance-based stock options to the Managing Director of Bank Machine under the 2001 Plan. These options become eligible for vesting only upon our U.K. operations’ achievement of certain levels of adjusted EBITDA, less an investment charge on the capital employed to achieve such results. Such options were awarded to further align the executive’s interests with those of our company and to serve as an incentive for the executive to work to enhance the profitability of our Bank Machine operations. No other named executive officer received any equity-based awards in 2007, as the Compensation Committee believed that each of the other executives had sufficient equity at the time.

Future Considerations.  Historically, the Company has granted only non-qualified options under our equity incentive plans. However, in 2003, our CEO was granted restricted stock, the grant of which was made outside of the 2001 Plan and was separately negotiated by the CEO as a condition of his employment. Our Compensation Committee is currently considering the benefits of issuing restricted stock rather than options and, as a result, the mix of equity instruments granted by the committee in the future could potentially change.

Long-Term Incentive Bonus Program — U.K. Operations.  In connection with our acquisition of Bank Machine in May 2005, we established a special long-term incentive compensation program for the Managing Director of Bank Machine as well as other key members of the U.K. management team. This program was a replacement of a similar incentive plan that the previous owner of Bank Machine had in place for its key executives and was established to provide an incentive for the U.K. management team to remain under the employment of Cardtronics subsequent to our acquisition and to achieve certain cumulative earnings objectives over a four-year period. In particular, our program seeks to compensate these employees if the cumulative adjusted EBITDA in the U.K., as defined under the program, for the four years in the period ending December 31, 2008, exceeds a benchmark adjusted EBITDA amount for the same period (£20.5 million), less an investment charge on the capital employed to achieve such results. This benchmark adjusted EBITDA was based on the projections that were provided to us by the previous owner of Bank Machine during the acquisition process. We believed these projections were achievable, which is supported by the fact that these projections were the information on which we based our acquisition price. In the event the cumulative adjusted EBITDA exceeds the cumulative benchmark adjusted EBITDA, less the applicable investment charge, the Managing Director of Bank Machine will be eligible to receive a cash bonus equal to 4.0% of such cumulative excess amount. In the event the cumulative adjusted EBITDA is less than the cumulative benchmark adjusted EBITDA, less the applicable investment charge, no bonus will be earned or paid under this program. The cash bonus target of 4.0% is less than the 5.0% target originally outlined in the bonus agreement between us and the executive and represents a subsequent modification to the agreement as agreed to by both parties.

Discretionary Bonuses

If and when it considers it appropriate, our Compensation Committee may grant bonuses to our employees, including our named executive officers. Examples of circumstances in which employees may be awarded a bonus include situations in which an employee has made significant contributions to a company initiative or has otherwise performed at a level above what was expected. Unlike awards under our non-equity incentive compensation plan that named executives are eligible for on an annual basis, bonuses are not a recurring element of our executive compensation program. However, during 2007, our Compensation Committee awarded discretionary bonuses to three of our named executive officers. Specifically, our CEO and our CFO each received a $30,000 bonus and our Chief Operating Officer received $20,000. These bonuses were awarded to compensate these executives for their contributions to our initial public offering process. The amounts awarded were based on the amount of time and effort the executive was asked to spend working and focusing on our initial public offering efforts, over and above their day-to-day responsibilities.

Severance and Change of Control Arrangements

Under the terms of their employment agreements, our executive officers are entitled to certain benefits upon the termination of their employment. Generally, these provisions are intended to mitigate some of the risk that our executive officers may bear in working for a developing company like ours, including a change in control. Additionally, the severance provisions are intended to compensate an executive during the non-compete period (required under the terms of each employment agreement), which limit the executive’s ability to work for a similar and/or competing company for the period subsequent to his termination. The severance benefits offered to an individual executive were those negotiated at the time the employment agreement was signed with that particular executive, and therefore, may differ between executive’s contracts. For additional information of the terms of each executive’s severance and change in control benefits, see “Executive Compensation — Summary Compensation Table — Employment-Related Agreements of Named Executive Officers” and “Executive Compensation — Potential Payments upon Termination or Change in Control.”

Other Benefits

In addition to base salary, annual cash incentives, long-term equity-based incentives, and severance benefits, we provide the following benefits:

•	401(k) Savings Plan. We have a defined contribution 401(k) plan, which is designed to assist our employees in providing for their retirement and allow us to remain competitive in the market place in terms of benefits offered to employees. Each of our named executive officers is entitled to participate in this plan to the same extent that our other employees are entitled to participate. In 2007, we began matching 25% of employee contributions up to 6.0% of the employee’s salary (for a maximum matching contribution of 1.5% of the executive’s salary by us). Employees are immediately vested in their contributions while our matching contributions will vest at a rate of 20% per year.

•	Health and Welfare Benefits. Our named executive officers are eligible to participate in medical, dental, vision, disability and life insurance, and flexible healthcare and dependent care spending accounts to meet their health and welfare needs under the same plans and terms as the rest of our employees. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees. This program is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all of our employees.

•	Perquisites and Other Personal Benefits. We believe that the total mix of compensation and benefits provided to our executive officers is competitive and perquisites should generally not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are very limited in nature. We provide our Chief Operating Officer with a car allowance, which was negotiated between the executive and the company when his employment agreement was renewed in 2001. Additionally, we provide the Managing Director of Bank Machine with a car allowance and make contributions into a personal retirement account, as such benefits were being provided to the executive prior to our acquisition of Bank Machine and we, therefore, elected to continue to provide him with such benefits as incentive to remain under our employment.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Respectfully submitted by the Compensation Committee of the Board of Cardtronics, Inc.,

Jorge M. Diaz, Chairman
Fred R. Lummis
Michael A.R. Wilson

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes, for the fiscal years ended December 31, 2007 and 2006, the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer, and three other named executive officers serving as of December 31, 2007.

							Non-Equity
				Stock	Option		Incentive Plan	All Other
Executive Name & Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)		Compensation	Compensation		Total

J. Antonini -	2007	$364,651	$30,000	$11,025	$—		$176,856	$—		$582,532

Chief Executive Officer and President	2006	$347,287	—	$215,894	$—		$223,653	$—		$786,834

J. C. Brewster -	2007	$275,000	$30,000	—	$132,449		$133,375	$—		$570,824

Chief Financial Officer	2006	$248,063	—	—	$103,929		$209,753	$—		$561,745

M. H. Clinard -	2007	$243,101	$20,000	—	$88,300		$129,694	$10,739	(4)	$491,834

Chief Operating Officer	2006	$231,525	—	—	$69,286		$149,102	$9,000	(4)	$458,913

T. E. Upton -	2007	$231,525	—	—	$88,300		$101,060	$—		$420,885

Chief Administrative Officer	2006	$220,500	—	—	$69,286		$234,902	$—		$524,688

R. Delnevo(5) -	2007	$353,714	—	—	$47,250	(6)	$138,209	$51,188	(7)	$590,361

Managing Director of Bank Machine	2006	$281,937	—	—	$—		$153,868	$49,180	(7)	$484,985

(1)	Amounts represent bonuses paid to Messrs. Antonini, Brewster and Clinard for their contributions to our initial public offering process. For additional details on these awards, see “Compensation Discussion and Analysis — Components of Executive Compensation — Discretionary Bonuses.”

(2)	Amounts represent the compensation expense recognized by our company for the years ended December 31, 2007 and 2006 related to restricted stock granted to Mr. Antonini in 2003.

(3)	Represents the amount expensed in connection with stock awards under SFAS No. 123R. For purposes of this disclosure, estimates of forfeitures related to service-based vesting conditions have been omitted. Assumptions used in the calculation of these amounts are included in Note 3 to our audited financial statements for the fiscal year ended December 31, 2007, included in our 2007 Form 10-K.

(4)	Amount presented for 2007 includes $9,750 paid to Mr. Clinard related to the car allowance provided for in his employment agreement and $989 of matching contributions under our 401(k) plan. Amount presented for 2006 represents amounts paid to Mr. Clinard related to the car allowance provided for in his employment agreement.

(5)	Amounts presented for Mr. Delnevo in 2007 and 2006 were converted from pounds sterling to U.S. dollars at $2.0074 and $1.9613, respectively, which represent the exchange rates in effect as of December 31, 2007 and 2006, respectively.

(6)	During 2007, the Compensation Committee granted option awards to Mr. Delnevo. For details on this grant, see “Compensation Discussion and Analysis — Components of Executive Compensation — Long-term Incentive Programs — Long-Tem Equity Incentive Plans” above.

(7)	Amount presented for 2007 includes $24,088 (£12,000) related to a car allowance and $27,100 (£13,500) of monthly contributions made on behalf of Mr. Delnevo to a personal retirement account selected by Mr. Delnevo. Amount presented for 2006 includes $23,535 (£12,000) related to a car allowance and $25,645 (£13,075) of monthly contributions made on behalf of Mr. Delnevo to a personal retirement account selected by Mr. Delnevo. Both the car allowance and the personal retirement account contributions are provided for in Mr. Delnevo’s employment agreement.

Employment-Related Agreements of Named Executive Officers

The terms governing each of our executive’s employment are outlined in individual employment agreements. Our agreements with Messrs. Antonini, Brewster, Clinard, and Upton expired on January 31, 2008; however, we are currently working with our Compensation Committee to develop new employment agreements to offer to these individuals. Upon the execution of the agreements, we will disclose the terms of the new agreements in a Current Report on Form 8-K filed with the SEC. Below is a description of the agreements in place with each of our named executive officers as of December 31, 2007.

Employment Agreement with Jack Antonini — Chief Executive Officer and President.  In January 2003, we entered into an employment agreement with Jack Antonini. Mr. Antonini’s January 2003 employment agreement was last amended in February 2005. As noted above, this agreement expired in January 2008. Under his employment agreement in place as of December 31, 2007, Mr. Antonini received a monthly salary in 2007 of $30,388. In addition, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Antonini may be entitled to an annual award under a non-equity incentive plan, with such award targeted at 50% of his base salary. However, as the ultimate payout of the annual award is determined at the sole discretion of our Compensation Committee, the actual amount awarded may exceed or fall short of the targeted level. (For additional information on the terms of our non-equity incentive compensation plan, see “Compensation Discussion and Analysis — Annual Non-Equity Incentive Plan Compensation” above.) Further, should we terminate Mr. Antonini’s employment without cause, or should a change in control occur, as defined in the agreement, he will be entitled to receive severance pay equal to his base salary for the lesser of 12 months or the number of months remaining under his employment contract.

Employment Agreement with J. Chris Brewster — Chief Financial Officer.  In March 2004, we entered into an employment agreement with J. Chris Brewster. Mr. Brewster’s March 2004 employment agreement was amended in February 2005. As noted above, this agreement expired in January 2008. Under his employment agreement in place as of December 31, 2007, Mr. Brewster received a monthly base salary in 2007 of $22,917, subject, on each anniversary of the agreement, to increases as determined by our Compensation Committee in its sole discretion, with such increases being targeted to be 5% of the previous year’s base salary. In addition, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Brewster may be entitled to an annual award under a non-equity incentive plan, with such award targeted at 50% of his base salary. However, as the ultimate payout of the annual award is determined at the sole discretion of our Compensation Committee, the actual amount awarded may exceed or fall short of the targeted level. (For additional information on the terms of our non-equity incentive compensation plan, see “Compensation Discussion and Analysis — Annual Non-Equity Incentive Plan Compensation” above.) Further, should we terminate Mr. Brewster’s employment without cause, or should Mr. Brewster terminate his employment with us for good reason, as defined in the employment agreement, he will be entitled to receive severance pay equal to his base salary for 12 months.

Employment Agreement with Michael H. Clinard — Chief Operating Officer.  In June 2001, we entered into an employment agreement with Michael H. Clinard. Mr. Clinard’s June 2001 employment agreement was amended in February 2005. As noted above, this agreement expired in January 2008. Under his employment agreement in place as of December 31, 2007, Mr. Clinard received a monthly salary in 2007 of $20,258 subject, on each anniversary of the agreement, to increases as determined by our Compensation Committee in its sole discretion, with such increases being targeted to be 5% of the previous year’s base salary. In addition, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Clinard may be entitled to an annual award under a non-equity incentive plan, with such award targeted at 50% of his base salary. However, as the ultimate payout of the annual award is determined at the sole discretion of our

Compensation Committee, the actual amount awarded may exceed or fall short of the targeted level. (For additional information on the terms of our non-equity incentive compensation plan, see “Compensation Discussion and Analysis — Annual Non-Equity Incentive Plan Compensation” above.) Further, (a) should we terminate Mr. Clinard’s employment without cause, or should Mr. Clinard terminate his employment with us for good reason, as defined in the employment agreement, then he is entitled to receive severance pay equal to his base salary for the lesser of twelve months or the number of months remaining under his employment contract following his termination, and (b) if he dies or becomes totally disabled, as defined in the employment agreement, then he is entitled to receive the difference between his base salary and any disability benefits received by him under our disability benefit plans for the lesser of 12 months or the number of months remaining under his employment contract following his death or disability, as applicable.

Employment Agreement with Thomas E. Upton — Chief Administrative Officer.  In June 2001, we entered into an employment agreement with Thomas E. Upton. Mr. Upton’s June 2001 employment agreement was amended in February 2005. As noted above, this agreement expired in January 2008. Under his employment agreement in place as of December 31, 2007, Mr. Upton received a monthly salary in 2007 of $19,294, subject to annual increases as determined by our Compensation Committee at its sole discretion, with such increases being targeted at 5% of the previous year’s base salary. In addition, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Upton may be entitled to an annual award under a non-equity incentive plan, with such award targeted as being 50% of his base salary. However, as the ultimate payout of the annual award is determined at the sole discretion of our Compensation Committee, the actual amount awarded may exceed or fall short of the targeted level. (For additional information on the terms of our non-equity incentive compensation plan, see “Compensation Discussion and Analysis — Annual Non-Equity Incentive Plan Compensation” above.) Further, should we have terminated Mr. Upton’s employment without cause or if he died or became totally disabled, as defined in the employment agreement, then he was entitled to receive severance pay equal to his base salary for the lesser of 12 months or the number of months remaining under his employment following his termination.

Employment Agreement with Ronald Delnevo — Managing Director of Bank Machine.  In May 2005, we entered into an employment agreement with Ronald Delnevo which runs though May 17, 2009. Under the employment agreement, Mr. Delnevo received a current monthly base salary in 2007 of £14,788 ($29,684 based on December 31, 2007 exchange rates), subject to increases as determined by our Compensation Committee in its sole discretion, with such increases being targeted to be 5% of the previous year’s base salary. In addition, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Delnevo may be entitled to an annual award under a non-equity incentive plan, with such award targeted as being 40% of his base salary. However, as the ultimate payout of the annual award is determined at the sole discretion of our Compensation Committee, the actual amount awarded may exceed or fall short of the targeted level. (For additional information on terms of our bonus plan, see “Compensation Discussion and Analysis — Annual Non-Equity Incentive Plan Compensation” above.) Further, should we terminate Mr. Delnevo without cause, or should Mr. Delnevo terminate his employment with us for good reason, as defined in the employment agreement, then he may receive payment of an amount not to exceed 12 months of his base salary from us.

Equity Incentive Plans

As noted above, we have two long-term equity incentive plans — the 2007 Stock Incentive Plan (the “2007 Plan”) and the 2001 Stock Incentive Plan (the “2001 Plan”). Below is a description of each.

2007 Plan.  In August 2007, our Board and our stockholders approved our 2007 Plan. The adoption, approval, and effectiveness of this plan were contingent upon the successful completion of our initial public offering, which occurred in December 2007. The 2007 Plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Code, options that do not constitute incentive stock options, restricted stock awards, performance awards, phantom stock awards, and bonus stock awards. The number of shares of common stock that may be issued under the 2007 Plan may not exceed 3,179,393 shares, subject to further adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure. As of December 31, 2007, no equity awards had been granted under the 2007 Plan.

2001 Plan.  In June 2001, our Board adopted our 2001 Plan. Various plan amendments have been approved since that time, the most recent being in November 2007. The 2001 Plan allowed for the issuance of equity-based awards in the form of non-qualified stock options and stock appreciation rights. However, as a result of the adoption of the 2007 Plan, at the direction of the Board, no further awards will be granted under our 2001 Stock Incentive Plan. As of December 31, 2007, options to purchase an aggregate of 6,915,082 shares of common stock (net of options cancelled) had been granted pursuant to the 2001 Plan, all of which are classified as non-qualified stock options, and options to purchase 1,955,041 shares of common stock had been exercised.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the options granted during or for the year ended December 31, 2007 to each of our named executive officers listed in the “Summary Compensation Table.” Such table also sets forth details regarding other plan-based awards granted in 2007:

								All Other
			Estimated Possible/Future					Option Awards:	Exercise or	Grant Date
			Payouts Under Non-Equity					Number of	Base	Fair Value
		Approval	Incentive Plan Awards(1)					Securities Underlying	Price of Option	of Stock and Option
Executive	Grant Date	Date(2)	Threshold	Target		Maximum		Options	Awards(3)	Awards

J. Antonini	—	—	$—	$182,326		—	(4)	—	—	—

J. C. Brewster	—	—	$—	$137,500		—	(4)	—	—	—

M. H. Clinard	—	—	$—	$121,551		—	(4)	—	—	—

T. E. Upton	—	—	$—	$115,763		—	(4)	—	—	—

R. Delnevo(5)	07-02-07	06-29-07	—	—		—		317,940	$11.46	$1,639,346

	—	—	$—	$142,483	(6)	—	(4)	—	—	—

(1)	Represents the dollar value of the applicable range (threshold, target and maximum amounts) of bonuses estimated to be awarded to each named executive officer for 2007. The actual non-equity incentive plan awards paid to the named executive officers for 2007 are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)	Represents the date our Compensation Committee formally approved the option grants.

(3)	There was no public market for our common stock prior to the closing of our initial public offering in December 2007. As this award was granted in July 2007, the exercise price of $11.46 per share represented management’s estimate of the fair value of our common stock at the date of grant. This fair value was estimated utilizing the probability-weighted expected return cash flow method, and included (a) estimates of fair value based on our anticipated future cash flows and (b) the enterprise value of other similar publicly-traded companies within our industry, including those that had been recently acquired.

(4)	Under the 2007 Performance Bonus Plan, there is no formal cap on the payout amount an executive may receive. Rather, the annual payouts for our executives are determined at the sole discretion of our Compensation Committee. As a result, the actual amounts awarded may exceed or fall short of the targeted level. As we are unable to predict the committee’s ultimate actions regarding the awards, we are unable to estimate the maximum possible grants that could potentially be made and paid out under the plan.

(5)	Amounts shown for Mr. Delnevo were converted from pounds sterling to U.S. dollars at $2.0074, which represents the exchange rate in effect as of December 31, 2007.

(6)	The non-equity incentive plan awards information presented for Mr. Delnevo excludes amounts that may become payable under our U.K. long-term incentive bonus program (see “Compensation Discussion and Analysis — Components of Executive Compensation — Long-Term Incentive Programs — Long-Term Incentive Bonus Program — U.K. Operations” above). Future payouts under such program, which was established to provide a long-term incentive for Mr. Delnevo and his direct reports to achieve certain cumulative earnings objectives over a four-year period, are contingent upon the actual results exceeding the cumulative earnings benchmark, less an investment charge on the capital employed to achieve such results. Under the terms of the incentive plan, such payouts would not occur until 2009 and are dependent on cumulative earnings for future periods. As a result, we are unable to estimate at this time what the ultimate payout will be, if any.

Salary, Discretionary Bonuses, and Annual Non-Equity Incentive Plan Compensation in Proportion to Total Compensation

The following table sets forth the percentage of total compensation that we paid in the form of base salary, discretionary bonuses, and annual non-equity incentive plan compensation for the year 2007 to each named executive officer listed in the “Summary Compensation Table.”

Percentage of
Executive	Total Compensation

J. Antonini	98.1%
J. C. Brewster	76.8%
M. H. Clinard	79.9%
T. E. Upton	79.0%
R. Delnevo	83.3%

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table sets forth information for each of our named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2007. None of our named executives own stock awards that have not vested as of December 31, 2007 and, as a result, we have omitted the “Stock Awards” section of the below table.

	Option Awards
				Equity Incentive
	# of Securities	# of Securities		Plan Awards:
	Underlying	Underlying		# of Securities
	Unexercised	Unexercised		Underlying		Option	Option
	Options	Options		Unexercised		Exercise	Expiration
Executive	Exercisable	Unexercisable		Unearned Options		Price	Date

J. Antonini	—	—		—		—	—
J. C. Brewster	357,682	—		—		$6.54	03-31-2014
	29,807	89,420	(1)	—		$10.55	03-05-2016
M. H. Clinard	98,696	—		—		$0.74	06-03-2011
	49,805	—		—		$1.48	03-02-2012
	19,871	59,614	(1)	—		$10.55	03-05-2016
T. E. Upton	157,809	—		—		$0.74	06-03-2011
	29,807	—		—		$1.48	03-02-2012
	19,871	59,614	(1)	—		$10.55	03-05-2016
R. Delnevo	158,970	158,969	(2)	—		$10.55	05-16-2015
	—	—		317,940	(3)	$11.46	06-30-2017

(1)	These stock options become exercisable as to 25% of the underlying option shares on each of the first four anniversaries of the grant date. 25% of the underlying option shares for the stock options granted on March 6, 2006 will become exercisable on each of March 6, 2008, March 6, 2009, and March 6, 2010.

(2)	These stock options become exercisable as to 25% of the underlying option shares on each of the first four anniversaries of the grant date. 25% of the underlying option shares for the stock options granted on May 17, 2005 will become exercisable on each of May 17, 2008 and May 17, 2009.

(3)	These options are performance-based options granted in July 2007 that become eligible for vesting upon the achievement of certain EBITDA targets by our U.K. operations for 2007, 2008, and 2009. As of December 31, 2007, it was uncertain as to whether the EBITDA targets would be met, including targets for 2007, and whether such options will become eligible for vesting. As a result, all options were considered unearned as of December 31, 2007. As the U.K. operations did not achieve the EBITDA targets for 2007, the 2007 options did not become eligible for vesting and were forfeited in the first quarter of 2008.

In the event the 2008 and/or 2009 EBITDA targets are met, the awards will continue to remain subject to service-based vesting conditions.

Option Exercises and Stock Vested during Fiscal Year 2007

During the fiscal year ended December 31, 2007, none of our named executive officers exercised any stock options. However, the following table presents the restricted shares that vested during the year ended December 31, 2007:

	Stock Awards
	Number of Shares	Value Realized
Executive	Acquired on Vesting	on Vesting

J. Antonini	158,970	$1,821,796

The above shares, which were purchased by Mr. Antonini, our Chief Executive Officer and President, in 2003 pursuant to a restricted stock grant, vested in February 2007. The $1,821,796 amount presented above represents the value of these shares (as determined by management) at the date of vesting.

Pension Benefits

Currently, we do not offer, and, therefore, none of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. In the future, however, the Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if it determines that doing so is in our company’s best interests (e.g., in order to attract and retain employees.)

Nonqualified Deferred Compensation

Currently, we do not offer, and, therefore, none of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. In the future, however, the Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if it determines that doing so is in our best interests.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with each of our executive officers which contain severance and change in control provisions. Our agreements with Messrs. Antonini, Brewster, Clinard, and Upton expired on January 31, 2008; however, we are currently working with our Compensation Committee to develop new employment agreements to offer to these individuals. Generally, the agreements in place as of December 31, 2007 contain the following definitions for each of the possible “triggering events:”

•	Cause. Messrs. Antonini, Brewster, Clinard and Upton may be terminated for cause if the executive: (1) engages in gross negligence or willful misconduct when performing his employment duties; (2) is indicted for a felony; (3) refuses to perform his employment duties; (4) materially breaches any of our policies or our code of conduct; (5) engages in conduct in which the executive knows would be materially injurious to us; or (6) materially breaches, and fails to cure, any provision of his employment agreement. Mr. Delnevo’s agreement states that he may be terminated without payment (without specifically deeming this for “cause”), if he: (1) commits an act of serious misconduct; (2) materially or persistently breaches the terms of his service agreement; (3) has a bankruptcy order made against him; (4) is charged with or is convicted of any criminal offence; (5) is disqualified from holding an office position with us or any other company under the Insolvency Act of 1986; (6) acts in a way in which our Board believes will discredit our company; or (7) resigns as one of our directors.

•	Change in Control. Messrs. Antonini and Brewster’s agreements state that a change in control may occur upon any of the following events after the date of an IPO:

•	a merger or consolidation where all or substantially all of our assets are held by a third party if (1) the holders of our equity securities no longer own equity securities of the resulting entity that are entitled to 60% or more of the votes eligible to be cast in the election of directors of the resulting entity, or (2) the members of the Board immediately prior to such transaction no longer constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

•	our dissolution or liquidation;

•	the date any person or entity acquires or gains ownership or control of more than 50% of the combined voting power of the outstanding securities of, (1) if we have not engaged in a merger or consolidation, us or (2) if we have engaged in a merger or consolidation, the resulting entity; or

•	as a result of or in connection with a contested election of directors, the members of the Board immediately before such election cease to constitute a majority of the Board.

Messrs. Clinard, Upton and Delnevo’s agreements do not contain severance provisions in connection with a change in control.

•	Good Reason. Messrs. Brewster and Clinard will have the right to terminate employment upon the occurrence of either of the following good reason events: (1) we assign the executive duties which are inconsistent with his position, or we cause there to be a significant reduction or change in either the executive’s position or his job functions; or (2) a material breach of certain compensation provisions of the employment agreement. In addition to the above events, Mr. Brewster will also have the right to terminate employment upon: (1) a Change in Control; or (2) without the executive’s prior consent, a required relocation of 100 miles from our corporate headquarters in Houston, Texas.

Messrs. Antonini, Upton, and Delnevo’s agreements do not contain a “good reason” concept.

•	Totally Disabled. Each of the executives will be considered totally disabled if, by reason of his illness, incapacity or other disability, the executive fails to perform his duties or fulfill his obligations under his employment agreement, as certified by a competent physician, for 180 days in any 12 month period.

•	Without Cause Termination. A termination without cause shall mean a termination of the executive’s employment other than for death, voluntary resignation, total disability, or cause.

The table below reflects the amount of compensation payable to our named executive officers in the event of a termination of employment or a change in control of our company. The amount of compensation payable to each named executive officer for each situation is listed below based on the employment agreements in place for the executive as of December 31, 2007. The amounts shown assume that such termination event was effective as of December 31, 2007 and are our best estimates as to the amounts that each executive would receive upon that particular termination event; however, exact amounts that any executive would receive could only be determined upon an actual termination of employment.

					Termination in
				Good Reason	Connection with a
		Without Cause		Termination	Change	Death or
Executive	Benefits	Termination		By Executive	in Control	Disability

J. Antonini	Base salary (1)	$30,388	(2)	—	$30,388 (3)	—

	Total	$30,388		—	$30,388	—

J. C. Brewster	Base salary (1)(4)	$275,000		$275,000	$275,000	—

	Post-employment health care (5)	$8,672		$8,672	$8,672	—

	Total	$283,672		$283,672	$283,672	—

M. H. Clinard	Base salary (1)	$20,258	(2)	$20,258 (6)	—	$15,925	(7)

	Total	$20,258		$20,258	—	$15,925

T. E. Upton	Base salary (1)	$19,294	(2)	—	—	$19,294	(8)

	Total	$19,294		—	—	$19,294

R. Delnevo(9)	Base salary (1)	$353,714	(2)	—	—	$109,602	(10)

	Total	$353,714		—	—	$109,602

(1)	Upon the occurrence of any of the termination events listed, or in the event of a for-cause termination or a voluntary termination (neither of which are not shown in the above table), the terminated executive would receive any base salary amount that had been earned but had not been paid at the time of termination. We have assumed for purposes of this table that all such accrued amounts have been paid to each of the executives, thus the amounts shown above do not include accrued salary.

(2)	In the event of a without cause termination, Messrs. Antonini, Clinard and Upton would receive severance pay equal to the executive’s current base salary for the lesser of a period of 12 months or the number of months remaining under the executive’s employment agreement. The employment agreements of Messrs. Antonini, Clinard, and Upton expired on January 31, 2008. As a result, only one month of salary is reflected in the above table for each of them. (See note (5) below for information on the amount shown for Mr. Brewster in the event of a without cause termination.) Mr. Delnevo’s employment agreement provides for an amount not to exceed 12 months of salary, which for purposes of this table we assumed that we would pay the full 12 months to him. For each executive, such amount would be payable in bi-weekly installments with the exception of Mr. Delnevo, whose employment agreement calls for such amount to be paid within 14 days of receiving a notice of termination.

(3)	In the event of a termination upon a change in control, Mr. Antonini would receive severance pay equal to his current base salary for the lesser of a period of 12 months or the number of months remaining under his employment agreement (i.e., one month as of December 31, 2007). There is no specified time period following a change in control in which Mr. Antonini must notify us of his intention to terminate his employment with us.

(4)	Under the terms of his employment agreement, in the event of a without cause termination or a good reason termination, Mr. Brewster would receive payment in the amount of his base salary for a period of 12 months. To be eligible to receive such payments in the event of a good reason termination, Mr. Brewster must notify us within one year of the occurrence that he intends to terminate his employment with us. However, in the event he accepts another full-time employment position (defined as 20 hours per week) within one year after termination, remaining payments to be made by us would be reduced by the gross amount being earned under his new employment arrangement.

(5)	If Mr. Brewster, in the event of a without cause termination or a good reason termination, elected to continue benefits coverage through our group health plan under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA), we would partially subsidize Mr. Brewster’s incremental healthcare premiums. We would reimburse Mr. Brewer on a monthly basis for the difference between the amount he must pay to continue such coverage and the employee contribution amount that active senior executive employees would pay for the same or similar coverage under our group health plan. Amounts shown above represent the difference in Mr. Brewster’s current insurance premiums and current COBRA rates for a similar plan.

(6)	For a good reason termination, Mr. Clinard is entitled to a severance payment equal to his base salary for the lesser of 12 months or the remaining number of months in the term; assuming a termination on December 31, 2007, Mr. Clinard had one month remaining in his employment term, and thus only one month of base salary is disclosed in the table above.

(7)	In the event Mr. Clinard’s employment is terminated as a result of death or disability, Mr. Clinard would be entitled to receive payments equal to the difference between his base salary and any disability benefits received by him under our disability benefits plans (under which benefits are calculated as the lesser of 60% of base salary or $52,000) for the lessor of 12 months or the number of months remaining in his contract. As his contract expired on January 31, 2008, only one month of benefits is reflected in the above table.

(8)	Upon a termination for death or disability, Mr. Upton is entitled to receive an amount equal to his base salary for the lesser of 12 months or the number of months remaining in the employment term; assuming a termination on December 31, 2007, Mr. Upton had one month remaining in his employment term, and thus only one month of base salary is disclosed in the table above.

(9)	Amounts shown for Mr. Delnevo were converted from pounds sterling to U.S. dollars at $2.0074, which represents the exchange rate in effect as of December 31, 2007.

(10)	In the event Mr. Delnevo becomes disabled, Mr. Delveno would be entitled to receive payments equal to his base salary for a maximum of 16 weeks (i.e., 80 work days); he is not entitled to a bonus for the year in which a termination for death or disability occurs.

Messrs. Antonini, Brewster, Clinard and Upton’s employment agreements also require the executives to sign a full release waiving all claims against us, our subsidiaries, and our officers, directors, employees, agents, representatives, or stockholders before receiving any severance benefits due under the employment agreements. Mr. Upton is also required to promptly report any subsequent full-time employment during the period in which he is receiving severance payments, for we are entitled to reduce his severance payments by the amount of the new salary he is receiving from a third party.

The employment agreements also contain non-competition and non-solicitation provisions. Messrs. Antonini, Brewster, Clinard and Upton have a 24-month non-compete and non-solicitation period, in which the executives may not: (1) directly or indirectly participate in or have significant ownership in a competing company; (2) solicit or advise any of our employees to leave our employment; (3) solicit any of our customers either for his own interest or that of a third party; or (4) call upon an acquisition candidate of ours either for his own interest or that of a third party. Mr. Delnevo’s non-solicitation provisions prevent him from soliciting either our employees or our customers for a period of 12 months following termination, while he is subject to a non-compete provisions lasting 8 months following his termination of employment.

Additionally, pursuant to the terms of our 2001 Stock Incentive Plan (the “Plan”), the Compensation Committee, at its sole discretion, may take action related to and/or make changes to such options and the related options agreements upon the occurrence of an event that qualifies as a Corporate Change under the Plan (such definition of which is substantially similar to the definition of Change in Control in the employment agreements described above). Such actions and/or changes could include (but are not limited to) (1) acceleration of the vesting of the outstanding, non-vested options; (2) modifications to the number and price of shares subject to the option agreements; and/or (3) the requirement for mandatory cash out of the options (i.e., surrender by an executive of all or some of his outstanding options, whether vested or not, in return for consideration deemed adequate and appropriate based on the specific change in control event). Such actions and/or changes, if any, may vary among plan participants. As a result of their discretionary nature, these potential changes have not been estimated and are not reflected in the above table.

DIRECTOR COMPENSATION

The following table provides compensation information for each individual who served as a member of our Board during the year ended December 31, 2007:

Fees Earned or
Name	Paid in Cash	Total

Fred R. Lummis	—	—
Jack Antonini	—	—
Robert P. Barone	$5,000	$5,000
Frederick W. Brazelton	—	—
Ralph H. Clinard	—	—
Ronald Coben	—	—
Ronald Delnevo	—	—
Jorge M. Diaz	$3,000	$3,000
Roger B. Kafker	—	—
Michael A.R. Wilson	—	—

During 2007, we paid Messrs. Barone and Diaz $1,000 per Board meeting attended in person. We also paid Mr. Barone $1,000 per each Audit Committee meeting attended, if such meeting was not held on the same day as a Board meeting. Our other directors were not compensated during 2007 for Board services due to their employment and/or stockholder relationships us. Additionally, Mr. Coben received no payment for services on our Board during 2007 as a result of his resignation from our Board in January 2007. Mr. Coben’s resignation was not caused by any disagreements with us relating to our operations, policies or procedures. All of our directors are reimbursed for their reasonable expenses in attending Board and committee meetings.

On December 13, 2007, Frederick R. Brazelton, Ralph H. Clinard, Ronald Delnevo and Roger B. Kafker resigned from our Board in connection with the closing of our initial public. Messrs. Brazelton, Clinard, Delnevo, and Kafker’s resignations were not caused by any disagreements with us relating to our operations, policies or procedures.

Beginning in 2008, each of our non-employee directors, with the exception of Messrs. Lummis and Wilson, will earn a $30,000 annual retainer for their services. Additionally, each non-employee director will receive an additional $10,000 annual retainer for each committee on which he serves during the year, as well as $5,000 for chairing a committee of our Board. These amounts will be paid on a monthly basis in the form of cash. Messrs. Lummis and Wilson have waived their rights to receive payment for services rendered as members of our Board as each of these directors are affiliated with and/or employed by companies that have a significant ownership interest in our company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Fred R. Lummis, Jorge M. Diaz and Michael A.R. Wilson served on the Compensation Committee during the fiscal year ended December 31, 2007. During 2007, none of our executive officers or employees (current or former) served as a member of the Compensation Committee. Additionally, none of our executive officers has served as a director or member of the Compensation Committee of any other entity whose executive officers served as a director or member of our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Preferred Stock Private Placement

In February 2005, we issued 894,568 shares of our Series B redeemable convertible preferred stock (the “Series B Stock”) to investment funds controlled by TA Associates, Inc. (the “TA Funds”) for a per share price of $83.8394 resulting in aggregate gross proceeds of $75.0 million. In connection with this offering, we also appointed Michael A.R. Wilson and Roger B. Kafker, who were designees of the TA Funds, to our Board. Approximately $24.8 million of the net proceeds of this offering were used to redeem all of the outstanding shares of our Series A preferred stock from affiliates of The CapStreet Group, LLC. The remaining net proceeds were used to repurchase approximately 24% of our outstanding shares of common stock and vested options to purchase our common stock at a price per share of $10.5478, pursuant to an offer to purchase such shares of stock from all of our stockholders on a pro rata basis. As part of this transaction, we repurchased 2,812,794 shares of our common stock from affiliates of The CapStreet Group, LLC for $29.7 million.

In connection with obtaining the approval of TA Funds to the July 2007 acquisition of the ATM and financial self-service kiosk business of 7-Eleven, Inc., we modified the original conversion ratio applicable to the TA Funds’ Series B Stock so that the common stock issuable upon conversion thereof, at the time of our initial public offering, would be valued at no less than $131,250,000 (175% of the TA Funds’ original $75 million cost of the Series B Stock). This modification was contained in our amended Certificate of Incorporation filed on July 19, 2007. Importantly, the conversion price modification gave us the ability to require the conversion of the Series B Stock to common stock in connection with an initial public offering even if the IPO per share price would not itself give the TA Funds common shares with a $131,250,000 value. Our stockholders who received Series B Stock in connection with the Bank Machine acquisition agreed that the conversion price modification would only apply to holders of at least 100,000 shares of Series B Stock.

In connection with the initial public offering, the terms of the Series B Stock held by the TA Funds was further amended so that at an assumed initial public offering price below $12.00 per share, the TA Funds agreed to receive common shares with a value of less than $131,250,000. Pursuant to these amendments and based on the initial public offering price of $10.00 per share, each share of Series B Stock held by the TA Funds was converted into 1.7241 shares of common stock so that the shares of common stock held by the TA Funds represented 46.1% of our pre-IPO outstanding common shares (the “Pre-IPO Common Stock Pool”). The remaining 35,221 shares of Series B Stock not held by the TA Funds converted into 279,955 shares of our common stock (on a split-adjusted basis). These conversion mechanics did not increase the number of shares of our common stock in the Pre-IPO Common Stock Pool.

Investors Agreement

In connection with our issuance of Series B Stock to the TA Funds in February 2005, all our existing stockholders entered into an investors agreement relating to several matters. However, upon the completion of our initial public offering in December 2007, only the registration rights provision of the investors agreement continue to be in force. The material terms of that agreement are set forth below.

Registration Rights.  The investors agreement grants CapStreet II, L.P. (on behalf of itself, CapStreet Parallel II, L.P., and permitted transferees thereof) and TA Associates the right to demand that we file a registration statement with the SEC to register the sale of all or part of the shares of common stock beneficially owned by them. Subject to certain limitations, we will be obligated to register these shares upon CapStreet II, L.P.’s or TA Associates’ demand, for which we will be required to pay the registration expenses. In connection with any such demand registration, the stockholders who are parties to the investors agreement may be entitled to include their shares in that registration. In addition, if we propose to register securities for our own account, the stockholders who are parties to the investors agreement may be entitled to include their shares in that registration.

All of these registration rights are subject to conditions and limitations, which include certain rights to limit the number of shares included in a registration under some circumstances.

Transactions with our Directors and Officers

General.  During 2007, we paid two of our directors, Messrs. Barone and Diaz, $1,000 per Board meeting attended. Other directors were not compensated during 2007 for Board services due to their employment and/or stockholder relationships with us. Additionally, all of our directors are reimbursed for their reasonable expenses in attending Board and committee meetings.

The CapStreet Group.  Fred R. Lummis, the Chairman of our Board, is a senior advisor to The CapStreet Group, LLC, the ultimate general partner of CapStreet II, L.P. and CapStreet Parallel II, L.P., which collectively own 23.4% of our outstanding common stock as of March 31, 2008.

TA Associates.  Michael A.R. Wilson and Roger B. Kafker, both of whom were on our Board during 2007, are managing directors of TA Associates, affiliates of which are Cardtronics’ stockholders and own 31.7% of our outstanding common stock as of March 31, 2008. On December 13, 2007, Mr. Kafker resigned from our Board in connection with the closing of our initial public offering. Mr. Kafker’s resignation was not caused by any disagreements with us relating to our operations, policies or procedures.

Jorge M. Diaz, a member of our Board, is the President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv. In 2007, Fiserv provided third party services during the normal course of business for Cardtronics. We paid approximately $9.9 million to Fiserv in 2007, which represented less than 3.1% of our total cost of revenues and selling, general and administrative expenses for the year ended December 31, 2007. Approximately 96% of these payments were made under a contract that we assumed in the acquisition of the ATM and advanced self-service kiosk business of 7-Eleven, Inc. in July 2007.

Bansi, S.A. Institucion de Banca Multiple (“Bansi”), an entity that owns a minority interest in our subsidiary Cardtronics Mexico, provided various ATM management services to Cardtronics Mexico during the normal course of business in 2007, including serving as the vault cash provider, bank sponsor, and the landlord for Cardtronics Mexico as well as providing other services. We paid approximately $1.4 million to Bansi in 2007, which represented less than 0.4% of our total cost of revenues and selling, general, and administrative expenses for the year ended December 31, 2007.

Subscriptions Receivable.  We currently have loans outstanding with certain employees related to past exercises of employee stock options and purchases of our common stock, as applicable. These loans, which were initiated in 2003, are reflected as subscriptions receivable in our consolidated balance sheets contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The notes, which were due in December 2007, were extended for one additional year. The rate of interest on each of these loans remains at 5% per annum. In connection with the investment by TA Associates in February 2005 and the concurrent redemption of a portion of our common stock, approximately $0.4 million of the outstanding loans were repaid to us. Additionally, in the third quarter of 2006, we repurchased 121,254 shares of our common stock held by certain of our executive officers for approximately $1.3 million in proceeds. Such proceeds were primarily utilized by the executive officers to repay the majority of the above-discussed subscriptions receivable, including all accrued and unpaid interest related thereto. Such loans were required to be repaid pursuant to SEC rules and regulations prohibiting registrants from having loans with executive officers. Finally, in 2007, approximately $0.1 million of these loans were repaid by employees. As a result of the repayments, the total remaining amount outstanding under such loans, including accrued interest, was approximately $0.2 million as of December 31, 2007.

Restricted Stock Grant.  In January 2003, we sold Jack Antonini, our President and Chief Executive Officer, 635,879 shares of common stock in exchange for a promissory note in the amount of $940,800. The agreement permitted us to repurchase a portion of the shares prior to January 20, 2007 in certain circumstances. The agreement also contained a provision allowing the shares to be “put” to us in an amount sufficient to retire the entire unpaid principal balance of the promissory note plus accrued interest. In February 2004, we amended the agreement to remove the “put” right. We recognized approximately $11,000, $216,000, and $491,000 in compensation expense in the consolidated statements of operations contained in our Annual Report on Form 10-K for the years ended December 31, 2007, 2006, and 2005, respectively, associated with this restricted stock grant.

Approval of Related Person Transactions

In the ordinary course of business, we may enter into a related person transaction (as such is defined by the SEC). The policies and procedures relating to the approval of related person transactions are not in writing. Given the relatively small size of our organization, any material related person transactions entered into would be discussed with management and require approval by our Board prior to entering into the transaction.

Additionally, any material agreement related to our Mexico operations is reviewed and approved by the board of directors of our Mexico subsidiary.

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL NO. 2)

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to conduct our audit for the fiscal year ending December 31, 2008.

We engaged KPMG LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended December 31, 2001. The engagement of KPMG LLP has been recommended by the Audit Committee and approved by our Board annually. The Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and has recommended, and our Board has approved their inclusion therein. See “Audit Matters — Report of the Audit Committee” included elsewhere in this proxy statement.

Although stockholder ratification of the selection of KPMG LLP is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection. The affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting is required to approve and ratify the selection of KPMG LLP. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of us and our stockholders.

A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.

OUR BOARD RECOMMENDS VOTING “FOR” THE RATIFICATION
OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

AUDIT MATTERS

Report of the Audit Committee

Each member of the Audit Committee is an independent director as such term is defined under the current listing requirements. The Audit Committee is governed by an Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and corporate governance rules of The NASDAQ Stock Market LLC. The Audit Committee Charter may be further amended to comply with the rules and regulations of the Securities and Exchange Commission and NASDAQ listing standards as they continue to evolve. A copy of the Audit Committee Charter is available on our website at www.cardtronics.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 with Cardtronics, Inc.’s management and independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent registered public accounting firm their independence from Cardtronics, Inc. and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with the registered public accounting firms’ independence. In addition, the Audit Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors of Cardtronics, Inc.,

Robert P. Barone, Chairman
Tim Arnoult
Dennis F. Lynch

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years in each of the following categories were:

	2007	2006
	(In thousands)

Audit Fees	$1,412	$884
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,412	$884

Audit fees include fees associated with the annual audit and quarterly review of our financial statements and the separate statutory audit of Bank Machine, Ltd. in the United Kingdom. The 2007 amount includes $562,000 in fees for professional services rendered in connection with the our debt and equity offerings, including procedures performed with respect to our registration statements filed with the SEC and other related services. The 2006 amount includes fees for professional services rendered in connection with our registration statements filed with the SEC and other related services. The Audit Committee considers whether the provision of these services is compatible with maintaining the registered public accounting firm’s independence, and has determined such services for fiscal years 2007 and 2006 were compatible.

No other services were provided by KPMG during the years ended December 31, 2007 or 2006.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Among its other duties, the Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. On an as-needed basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee approved 100% of the services provided by KPMG in 2007 and 2006.

PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2009 Annual Meeting of Stockholders may do

so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Corporate Secretary no later than January 7, 2009. No stockholder proposal was received for inclusion in this proxy statement.

In addition to the requirements of the SEC described in the preceding paragraph, and as more specifically provided for in our Bylaws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in the notice of the meeting given by our Secretary or otherwise brought before the meeting by or at the direction of our Board or by a stockholder entitled to vote and who complies with the following notice procedures. A stockholder making a nomination for election to our Board or a proposal of business must deliver proper notice to our Corporate Secretary at least 120 days prior to the anniversary date of the 2008 Annual Meeting of Stockholders. For a stockholder nomination for election to our Board or a proposal of business to be considered at the 2009 Annual Meeting of Stockholders, it should be properly submitted to our Secretary no later than February 11, 2009.

If a stockholder provides notice for a proposal of business to be considered at the annual meeting, the notice must include the following information:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address as they appear on the Corporation’s books;

•	the number and class of all shares of each class of stock of the Corporation owned of record and beneficially by the stockholder;

•	any material interest of the stockholder in the matter proposed (other than as a stockholder), if applicable;

•	in the case of a Nominee Holder, evidence establishing the Nominee Holder’s indirect ownership of stock and entitlement to vote the stock on the matter proposed at the meeting; and

•	any other information that is required to be provided by stockholder pursuant to Regulation 14A under the Exchange Act in his capacity as a proponent to a stockholder proposal.

Please see “Corporate Governance — Director Selection and Nomination Process” for additional information concerning the notice requirements for director nominations by stockholders.

OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the Annual Meeting by others. However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K, which includes our consolidated financial statements for the fiscal year ended December 31, 2007, accompanies the proxy material being mailed to all of our stockholders. The Annual Report is not part of the proxy solicitation material.

We will provide you, without charge upon your request, additional copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. We will furnish a copy of any exhibit to our Annual Report on Form 10-K upon payment of a reasonable fee, which shall be limited to our reasonable expenses in furnishing the exhibit. You may request such copies by contacting our Secretary, Michael E. Keller, by mail to Cardtronics, Inc., 3110 Hayes Road, Suite 300, Houston, Texas 77082 or by facsimile at (281) 892-0102.

DIRECTIONS TO 2008 ANNUAL MEETING OF STOCKHOLDERS

Directions to Marriott Westchase Hotel:

From George Bush Intercontinental Airport:  Take Beltway 8 West. Exit and turn left onto Westheimer Road. Turn right (South) onto Briarpark Drive.

From Hobby Airport:  Turn left onto Airport Blvd. Turn left onto Telephone Road. Take Beltway 8 West. Exit and turn right onto Westheimer Road. Turn right (South) onto Briarpark Drive.

Cardtronics, Inc. ANNUAL MEETING OF STOCKHOLDERS June 11, 2008 4:00 p.m. Marriott Westchase Hotel 2900 Briarpark Houston, Texas 77042 Cardtronics, Inc. proxy This proxy is solicited on behalf of the board of directors for use at the Annual Meeting on June 11, 2008. The undersigned hereby appoints J. Chris Brewster and Michael E. Keller as proxyholders with full power of substitution, to represent, vote and act with respect to all shares of common stock of Cardtronics, Inc., which the undersigned would be entitled to vote at the meeting of shareholders to be held on June 11, 2008 at 4:00 p.m., at the Marriott Westchase Hotel, 2900 Briarpark, Houston, Texas 77242 or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows: This proxy is solicited on behalf of the board of directors and may be revoked prior to its exercise by filing with the secretary of Cardtronics, Inc. a duly executed proxy bearing a later date or an instrument revoking this proxy or by attending the meeting and voting in person. See reverse for voting instructions.

To vote your Proxy Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cardtronics, Inc., c/o Shareowner Services(sm), P.O. Box 64873, St. Paul, MN 55164-0873. Please detach here The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of 01 Robert P. Barone Vote FOR Vote WITHHELD Class I directors: 02 Jorge M. Diaz all nominees from all nominees (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Ratification of the Audit Committee’s selection of KPMG LLP as Cardtronics Inc.’s For Against Abstain independent registered public accounting firm to conduct the company’s audit for the fiscal year ending December 31, 2008. 3. Transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxy confers authority to vote and shall be voted in accordance with such recommendation unless a contrary instruction is indicated, in which case, the shares represented by the proxy will be voted in accordance with such instruction. If no instruction is specified with respect to the matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendations of management. If any other business is presented at the meeting, this proxy confers authority to and shall be voted in accordance with the recommendations of management. Address Change? Mark Box Indicate changes below: Date Signature(s) in Box (Please date this proxy and sign your name exactly as it appears on your stock certificate. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.)